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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cooper-Standard Holdings Inc.
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April 6, 2018
Dear Cooper Standard Stockholder:
On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (the “Board”), I am pleased to invite you to electronically attend the 2018 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on May 17, 2018, beginning at 9:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of the stockholders, meaning that you may participate solely by means of remote communication. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CPS2018. Details of the business to be conducted at the Annual Meeting are given in the Notice of 2018 Annual Meeting of the Stockholders and the proxy statement.
I would like to thank you for your support as we continue executing our strategy, which is driving value though culture, innovation, and results. Our strategy, which was established in 2013, is built on a sustainable foundation of strong values and four strategic pillars: World-Class Operations, Superior Products, Voice of the Customer, and Engaged Employees. During this time, we also established a global footprint capable of fully servicing our customers in all major markets of the world with an intense focus on preparing for the anticipated rapid growth of China’s vehicle market. As a result, since 2013, we have doubled our footprint in China.
While the execution of our strategy has enabled us to achieve record results, we have just begun. We are very enthusiastic about the opportunities ahead, especially surrounding recent material science breakthroughs that have been the catalyst for several new product innovations. Furthermore, our material science expertise is opening doors in adjacent markets, which we anticipate will drive additional stockholder value in the coming years.
Our global team is also innovating across our entire business to install systems and processes to further leverage our global scale. These enhancements are improving performance by creating the consistency and efficiencies required of a world-class manufacturing company.
We are committed to delivering superior results on behalf of our stockholders. I encourage you to participate in our virtual annual meeting as your vote and engagement are important to the ongoing success of Cooper Standard.
Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey S. Edwards
Chairman and Chief Executive Officer

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2018 ANNUAL MEETING OF THE STOCKHOLDERS
Meeting Notice
WHERE
Online via live webcast at www.virtualshareholdermeeting.com/CPS2018. You may vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPS2018. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Material, on your proxy card, or on the instructions that accompanied your proxy materials.
WHEN
Thursday, May 17, 2018
9:00 a.m. Eastern Time
Online check-in will begin at 8:30 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
ITEMS OF BUSINESS

•	To elect the director nominees described in the proxy statement for a one-year term ending at the next annual meeting of the stockholders;

•	To hold an advisory vote on named executive officer compensation;

•	To ratify the appointment of independent registered public accounting firm for the 2018 fiscal year; and

•	To conduct any other business if properly brought before the Annual Meeting.
 You will find more information about the matters to be voted on at the Annual Meeting in the proxy statement.
RECORD DATE
The close of business on March 23, 2018.
PRE-MEETING QUESTIONS TO MANAGEMENT
The online format used by the Company for the Annual Meeting also allows us to communicate more effectively with you. Stockholders can submit appropriate questions in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders will need their 16-digit control number to enter the website.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You may revoke your proxy at any time before it is exercised. You will find instructions on how to vote on page 1 of the proxy statement.
By Order of the Board of Directors,
Aleksandra A. Miziolek
Senior Vice President, General Counsel & Secretary
April 6, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2018
The Notice of the 2018 Annual Meeting, the 2018 Proxy Statement, and the Company’s 2018 Annual Report to Stockholders for the year ended December 31, 2017 are available free of charge at: https://www.proxyvote.com.

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2018 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
April 6, 2018

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Voting Information
Who is entitled to vote?
Holders of the Company’s common stock as of the close of business March 23, 2018, the record date, are entitled to vote at the Annual Meeting. On March 23, 2018, 18,061,164 shares of common stock were outstanding and, thus, eligible to be voted. Each outstanding share of common stock will be entitled to one vote on each proposal.
How does the Board of Directors recommend that I vote on matters to be considered at the Annual Meeting and what is the vote required to approve each proposal?
You may vote for or against or abstain from voting on each proposal submitted for voting. Provided that there is no competing proxy, if you are a beneficial owner and do not provide voting instructions to your broker, trustee, or other nominee under the New York Stock Exchange (“NYSE”) rules, your broker, trustee, or other nominee has the discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”
The following table sets forth how the Board recommends that you vote, the vote required for approval and the effect of abstentions and broker non-votes for each of the following Proposals for the Annual Meeting.

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of Directors	FOR ALL	More votes are cast “for” than “against” a nominee.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
2	Advisory Vote on Named Executive Officer Compensation	FOR	More votes are cast “for” than “against” the proposal.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
3	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2018	FOR	More votes are cast “for” than “against” the proposal.	Abstentions have no effect on the outcome of the vote. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal in uncontested situations.
How do I vote before the Annual Meeting?
We encourage stockholders to submit their votes in advance of the Annual Meeting. If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares, and you may submit your votes by mail, telephone, or the Internet following the instructions provided in your proxy card. Voting by telephone and the Internet will close at 11:59 p.m. Eastern Time on May 16, 2018.
If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered to be the beneficial owner of those shares, and you have the right to give instructions to your broker, trustee or other nominee on how to vote your shares following the instructions provided in the voting instructions form.
How do I vote online during the Annual Meeting?
You may vote your shares by completing a ballot online during the designated time during the Annual Meeting if you are a stockholder of record or a “street name” holder.
How can I change my vote?
After you have submitted your proxy or voting instructions by the Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the Annual Meeting. If your shares are registered in your name, you may do this by (i) written notice of revocation to the secretary of the Company; (ii) timely delivery of a valid, later-dated proxy or later-dated vote by telephone or Internet; or (iii) voting your shares online during the Annual Meeting. If your shares are held in street name, you may revoke your vote (i) through your broker, trustee or other nominee in accordance with their voting instructions, or (ii) by subsequently voting online during the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the Annual Meeting.
What if I do not specify how I want my shares voted?
If you return your proxy card with no votes marked or do not specify when giving your proxy by telephone or online how you want to vote your shares, we will vote them:

•	FOR the election of all nominees for director (Proposal 1);

•	FOR the approval of named executive officer compensation (Proposal 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 (Proposal 3).
Who pays for this proxy solicitation?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will bear the cost of the solicitation of proxies. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees, or other institutions or stockholders although we reserve the right to do so. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or other means of communication, but they will not receive any additional compensation in connection with such solicitation.

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Proposal 1: Election of Directors
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), the Company’s Board has nominated the eight individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of the stockholders in 2019 and until their successors, if any, are elected or appointed and qualified, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.
Each incumbent director who has been nominated for reelection by the Board must submit or have submitted an irrevocable resignation. If an incumbent director is not reelected, then (within 90 days of receiving the certified vote pertaining to the election of directors) the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its determination, may consider any factors they determine appropriate.
Because this is an uncontested election, a nominee will be elected if more votes are cast “for” than “against” that nominee’s election, and any abstentions or broker non-votes will not be counted as a vote “for” or “against” that nominee’s election. If a nominee is not elected, or if the Board accepts an unsuccessful incumbent director’s resignation, then the Board may fill the resulting vacancy.
The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. Certain individual qualifications, experiences, and skills of our nominees that contribute to the Board’s effectiveness as a whole are also described below.

Jeffrey S. Edwards

Business Experience: With 34 years of automotive industry experience, Jeffrey S. Edwards serves as chairman and CEO of Cooper Standard, a position he has held since May 2013. He joined Cooper Standard as CEO and became a member of the Company’s board of directors in October 2012. Since joining Cooper Standard, Mr. Edwards has been focused on building a culture of engagement, operational excellence and innovation, which is driving record results.

Mr. Edwards also serves on the board of directors of Standex International Corp. and is a member of the Executive Committee of the National Association of Manufacturers and a member of their board of directors since April 2013.

Prior to joining Cooper Standard, Mr. Edwards held positions of increasing responsibility at Johnson Controls, Inc. from 1984 to 2012. He earned a Bachelor of Science degree in business administration in 1984 from Clarion University in Pennsylvania.

Skills and Qualifications: Mr. Edwards has substantial leadership and operational experience in the automotive industry.

Other Current Public Company Directorships: Standex International Corp.

Former Public Company Directorships (past 5 years): None

Age: 55 Chairman and CEO

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David J. Mastrocola

Business Experience: David J. Mastrocola has been a director of the Company since May 2010 and lead director since January 2011. Mr. Mastrocola is a private investor. Previously, Mr. Mastrocola served as partner and managing director of Goldman, Sachs & Co. During his 22 years at Goldman, Sachs & Co., he held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments, as well as serving as a member of firm-wide capital and commitments committees. Prior to this, he was a senior auditor at Arthur Anderson & Co. Mr. Mastrocola also serves on the Board of Trustees of Save the Children Foundation where he is a member of the finance and administration, compensation and audit committees. He earned his Master of Business Administration degree from Harvard University and his undergraduate degree from Boston College.

Skills and Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co.

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): Famous Dave’s of America, Inc.

Age: 56 Lead Director

Justin E. Mirro

Business Experience: Justin E. Mirro has been a director of the Company since May 2015. Mr. Mirro is also the president of Kensington Capital Partners LLC, an investor in automotive and industrial businesses, and currently serves as the non-executive chairman of Pure Power Technologies, Inc., a company engaged in engineering and remanufacturing of air and fuel management components. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets, a global investment bank, from June 2011 to December 2014. Prior to that, he was head of automotive investment banking at Moelis & Co. from August 2008 to May 2011 and was also head of North American automotive investment banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro also serves on the board of directors of Speedstar Holding LLC and as chairman of the external advisory board of the University of Michigan College of Engineering. He earned his Master of Business Administration degree from New York University Leonard N. Stern School of Business and his undergraduate degree from The University of Michigan College of Engineering.

Skills and Qualifications: Mr. Mirro has extensive experience in investment banking and mergers and acquisitions, particularly in the automotive industry.

Committees:  Governance
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Age: 49 Independent Director

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Robert J. Remenar

Business Experience: Robert J. Remenar has been a director of the Company since May 2015. From July 2012 to June 2014, Mr. Remenar served as president and chief executive officer of Chassix Inc., a manufacturer of chassis systems. He also served as president and chief executive officer of Nexteer Automotive from December 2010 to June 2012, and president of Delphi Steering/Nexteer Automotive from April 2002 to November 2012. Prior to this, he held diverse executive positions within Delphi Corp. since 1998 and several executive and managerial positions within General Motors since 1985. Mr. Remenar also serves on the board of directors for PKC Group Plc, Pure Power Technologies, and Continental Casting, LLC. He earned his Master of Business and Professional Accountancy degrees from Walsh College and his undergraduate degree from Central Michigan University.

Skills and Qualifications: Mr. Remenar has extensive operational, management, and leadership experience, specifically in the automotive industry. Mr. Remenar has long-standing relationships with automotive customers and suppliers and has extensive capital markets experience.

Committees: Compensation (Chairman)

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): PKC Group Plc (became private in 2017)

Age: 62 Independent Director

Sonya F. Sepahban

Business Experience: Sonya F. Sepahban has been a director of the Company since May 2016. She currently serves on the board of directors at Genomenon, Inc., a genomics software company. She is also CEO of OurOffice, Inc., developer of an enterprise software platform to measure, benchmark and improve diversity and inclusion. From 2009 to 2015, she served as senior vice president of engineering, development and technology at General Dynamics Land Systems, a business unit of General Dynamics Combat Systems Group, a global aerospace and defense company. From 1997 to 2009, she held a number leadership positions with Northrop Grumman Space Technology, including chief technology officer and senior vice president and chief engineer. Prior to this, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center. Ms. Sepahban earned a Master of Business Administration degree from the University of Houston, a master’s degree in chemical engineering from Rice University, a bachelor’s degree in chemical engineering from Cornell University, and a political science degree from the Institute of Political Sciences.

Skills and Qualifications: Ms. Sepahban has extensive experience in engineering, production, technology, P&L management, and global operations within the aerospace and defense, manufacturing, and engineering services sectors. Her skills and background provide the Board with expertise in overseeing the engineering, development, and production operations of large global organizations.

Committees: Compensation

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): None

Age: 57 Independent Director

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Thomas W. Sidlik

Business Experience: Thomas W. Sidlik has been a director of the Company since January 2014. Mr. Sidlik also serves as chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee of the Company’s board of directors. Mr. Sidlik spent 34 years in the automotive industry, most recently serving on the board of management of DaimlerChrysler AG. Prior to this, he served as chairman and CEO of Chrysler Financial Corp. He also served as chairman of the Michigan Minority Business Development Council, and as the vice chairman and chairman of the board of regents of Eastern Michigan University. Mr. Sidlik also serves on the board of directors of Aptiv PLC. He earned his Master of Business Administration degree from the University of Chicago and his undergraduate degree from New York University.

Skills and Qualifications: Mr. Sidlik has extensive experience in the automotive industry and provides the Board with strategic, management, and industry expertise.

Committees: Governance (Chairman) and Audit

Other Current Public Company Directorships: Aptiv PLC (formerly Delphi Automotive PLC)

Former Public Company Directorships (past 5 years): Delphi Automotive Inc.

Age: 68 Independent Director

Stephen A. Van Oss

Business Experience: Stephen A. Van Oss has been a director of the Company since August 2008. Mr. Van Oss currently serves as an Operating Partner, Distribution for Gamut Capital Management, a New York based private equity firm. From 2009 until his retirement in December 2015, Mr. Van Oss served as senior vice president and chief operating officer and director of WESCO International, Inc., a supply chain solutions company. He served as a senior vice president and chief financial and administrative officer of WESCO from 2004 to 2009 and as vice president and chief financial officer of WESCO from 2000 to 2004. Prior to this, he served as WESCO’s director of information technology from 1997 to 2000 and as its director of acquisition management in 1997. Mr. Van Oss serves on the board of directors of JPW Industries as the chairman and is a member of the audit and compensation committees. He is also a trustee of Robert Morris University, the chairman of the finance committee and a member of the university’s audit committee. He earned his graduate degree from Cleveland State University, undergraduate degree from Wright State University and is a Certified Public Accountant licensed in Ohio.

Skills and Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance as well as in distribution and information technology.

Committees: Audit (Chairman) and Compensation

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): WESCO International, Inc.

Age: 63 Independent Director

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Molly P. Zhang

Business Experience: Dr. Molly P. Zhang (a/k/a Peifang Zhang) has been a director of the Company since May 2017. From 2011 until her retirement in 2016, Dr. Zhang served in a number of senior executive roles for Orica Ltd., a global leader in mining services, including vice president, asset management and vice president for initiation systems and packaged emulsions manufacturing. Before joining Orica, Dr. Zhang held diverse executive positions at The Dow Chemical Company from 1989 to 2011, including managing director, SCG-Dow Group, country general manager, Dow Thailand, and vice president for Dow Technology Licensing and Catalyst Business. Dr. Zhang serves on the board of directors of XG Sciences Inc. and Newmont Mining Corporation, as well as a member of the supervisory board at GEA Group Aktiengesellschaft. Dr. Zhang received a master’s degree in chemistry and a Ph.D. in chemical engineering from the Technical University of Clausthal, Germany.

Skills and Qualifications: Dr. Zhang’s more than 25 years of international business experience, particularly in China and the Asia Pacific region, strengthens the Board’s global perspective. Her experience in manufacturing efficiency, new product strategy and the management of intellectual property, including technology valuation and licensing, provides the Board with valuable insight regarding technology and innovation strategies. In addition, Dr. Zhang contributes extensive engineering and material science expertise.

Committees: Governance

Other Current Public Company Directorships: GEA Group Aktiengesellschaft and Newmont Mining Corporation
Former Public Company Directorships (past 5 years): None

Age: 56 Independent Director

The Board of Directors unanimously recommends that the stockholders vote FOR each of our nominees.

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Corporate Governance
Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our board of directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully, and ethically.
The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer, and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.
Board of Directors
Independence of Directors
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Nominating and Corporate Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence.
The Board has determined that all directors are independent as determined pursuant to NYSE rules, except for Mr. Edwards and Mr. Mastrocola. Mr. Edwards is not independent because he is our CEO. Mr. Mastrocola is not independent under NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company or the review of our financial statements.
Board Leadership Structure
The Board’s leadership structure currently includes a combined chairman and chief executive officer role with a non-employee lead director, as permitted by our Corporate Governance Guidelines. Mr. Edwards serves as chairman of the board of directors as well as our CEO. The Board believes that this structure is in the best interests of our stockholders because it takes into consideration the importance of having a chairman with in-depth knowledge of, and experience in, our industry and promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both chairman and CEO.
The lead director is elected by the non-employee members of the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Board believes that the role of the lead director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.
Mr. Mastrocola has been chosen as the lead director. The lead director (i) presides at meetings and sessions of the non-employee directors and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) in consultation with the Compensation Committee, assists the Board with its evaluation of the performance of the CEO; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations, or rules.

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Board’s Role in Risk Oversight
The Board is responsible for analyzing and overseeing material risks we face. The Board works with our executive leadership team to identify significant risks to our business. Management continually monitors the following general categories of risk related to our business: financial reporting risk, strategic and macroeconomic risk, operational risk, and legal and compliance risk. Those risks are regularly reviewed with the Board and its committees. The Board ensures that appropriate policies and procedures are in place to identify and mitigate risks and that those policies and procedures are followed.
In addition to the role of the full Board in overseeing risk, the Board committees are also involved in risk oversight. The Audit Committee reviews with management (i) our policies with respect to risk assessment and management of risks that may be material to the Company, (ii) our system of disclosure controls and system of internal controls over financial reporting, and (iii) our compliance with legal and regulatory requirements. The Compensation Committee regularly reviews our compensation programs and practices and determines whether any such programs or practices create risks that are likely to have any material adverse effect on the Company. If such risks are present, the Compensation Committee may require changes to our compensation programs or practices to eliminate such risks. The Nominating and Corporate Governance Committee reviews and oversees risks related to our governance structure and processes, related-party transactions, and our legal and ethical compliance programs, including our Code of Conduct.
Meetings
Our Board of Directors met ten times in 2017. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of the stockholders. All incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2017. Eight of the nine incumbent directors attended the 2017 Annual Meeting.
Meetings of Non-Employee Directors
In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the lead director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.
Evaluation of Board Performance
Our Corporate Governance Guidelines require that the Board conduct an annual self-evaluation. These annual self-evaluations are intended to facilitate a candid assessment and discussion by the Board of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the Corporate Governance Guidelines, and areas for improvement.  Board members complete a questionnaire to facilitate discussion during an executive session of the Board led by the Chair of the Governance Committee and the lead director.  Upon completion of the self-evaluation, the Board determines how best to implement any necessary follow-up actions.  Each Committee of the Board also conducts an annual self-evaluation of its performance and procedures.

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Board Committees and Their Functions
Committees of the Board of Directors
Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees.

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey S. Edwards *
Sean O. Mahoney	X	X
David J. Mastrocola **
Justin E. Mirro			X
Robert J. Remenar		C
Sonya F. Sepahban		X
Thomas W. Sidlik	X		C
Stephen A. Van Oss	C	X
Molly P. Zhang			X

*    Chairman of Board
**    Lead Director
“C”    Denotes member and Chairman of Committee
“X”    Denotes member

Audit Committee
Our Audit Committee met seven times in 2017 and currently consists of Messrs. Van Oss, Mahoney, and Sidlik. Mr. Van Oss serves as the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss and Mahoney qualify as audit committee financial experts, as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”). The Board of Directors has further determined that each member of the Audit Committee is independent under applicable NYSE listing standards and SEC rules. The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Audit Committee’s principal responsibilities include: (i) selecting our independent registered public accounting firm; (ii) overseeing our accounting and financial reporting processes and the audit of our annual and quarterly financial statements; (iii) overseeing our compliance with legal and regulatory requirements; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function; and (v) reviewing and overseeing our system of internal controls regarding finance, accounting, and legal compliance.
Compensation Committee
Our Compensation Committee met six times in 2017 and currently consists of Messrs. Mahoney, Remenar, and Van Oss, and Ms. Sepahban. Mr. Remenar serves as chairman of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent under applicable NYSE listing standards and SEC rules. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Compensation Committee’s principal responsibilities include: (i) reviewing and approving corporate goals, objectives, and other criteria relevant to the compensation of the chief executive officer and the other executive officers; (ii) together with the lead director, evaluating the performance of the chief executive officer and the other executive officers and determining their compensation; (iii) establishing our overall compensation philosophy and reviewing and approving executive compensation programs, and assessing related risks; (iv) reviewing and approving any employment or severance arrangements with executive officers; (v) reviewing and approving equity-based compensation plans and awards made pursuant to such plans; (vi) working with the CEO and the Board with respect to succession planning; and (vii) overseeing the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee.

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The Compensation Committee has engaged FW Cook as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design, and market trends. Other than consulting on executive compensation matters, FW Cook has performed no other services for the Compensation Committee or the Company.
The Compensation Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Compensation Committee, including consideration of all factors relevant to the advisor’s independence from management as required by applicable NYSE listing standards.  In connection with its engagement of FW Cook, the Compensation Committee considered these factors and determined that FW Cook qualified as independent.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee met six times in 2017 and currently consists of Messrs. Sidlik and Mirro and Dr. Zhang. Mr. Sidlik serves as the chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under applicable NYSE listing standards and SEC rules. The Nominating and Corporate Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Nominating and Corporate Governance Committee’s principal responsibilities include: (i) identifying and evaluating individuals qualified to become members of the Board consistent with criteria approved by the Board; (ii) selecting or recommending that the Board select the director nominees to stand for election by the stockholders or to fill vacancies on the Board and board committee memberships; (iii) developing and ensuring compliance with corporate governance principles and practices applicable to the Company; (iv) reviewing our legal compliance and ethics programs and policies; (v) reviewing and recommending to the full Board director compensation, as well as indemnification and insurance matters; and (vi) overseeing the annual performance evaluation of the Board and its committees.
Nomination of Directors
It is the policy of the Nominating and Corporate Governance Committee and the Board to consider director candidates recommended by the stockholders. The Nominating and Corporate Governance Committee will evaluate candidates recommended for director by the stockholders using the same criteria that it uses in evaluating any other candidate. The procedures for a stockholder to nominate director candidates are described below under “Stockholder Nominations.” In addition to nominees recommended by the stockholders, the Nominating and Corporate Governance Committee will consider candidates recommended by management, members of the Board, search firms, and other sources as necessary.
In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the NYSE listing rules. In addition, the Nominating and Corporate Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, and willingness to devote adequate time to Board duties. The Company’s Corporate Governance Guidelines also require that the potential pool of Board candidates reflects diversity in gender, race, ethnic background, country of citizenship, and professional experience.
Stockholder Nominations
The Nominating and Corporate Governance Committee will consider director candidates recommended by the stockholders. The Company’s By-Laws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Nominating and Corporate Governance Committee in care of the secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures and deadlines outlined under “Submitting Stockholder Proposals and Nominations for the 2019 Annual Meeting.” The secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting:

•
Not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of the stockholders; or

•
If the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

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The By-Laws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).
Other Matters Concerning Directors, Nominees and Executive Officers
SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director, or executive officer was an executive officer at the time of filing. Mr. Keith D. Stephenson served as an executive officer of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in August 2009. Mr. Remenar, a director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015.
Communications with the Board of Directors
The Board has established procedures for the stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the lead director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the lead director or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.
Director Compensation
Summary of Compensation
Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $80,000 and, if they chair a committee, an additional fee of $10,000 per year. The lead director receives an additional fee of $20,000 per year, less any amount the lead director may receive in fees as chair of a committee. Non-employee directors are also eligible to receive equity grants under the 2017 Plan. In 2017, the value of the equity awards granted to non-employee directors was approximately equal in value to 122% of the annual base director fee.
The following table sets forth information regarding the compensation received by each non-employee director during the year ended December 31, 2017.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)[1]	Option Awards ($) (d)[2]	All Other Compensation ($) (g)	Total (h)
Sean O. Mahoney	$80,000		$97,588	—	—	$177,588
David J. Mastrocola	$100,000	[3]	$97,588	—	—	$197,588
Justin E. Mirro	$80,000		$97,588	—	—	$177,588
Robert J. Remenar	$86,209	[4]	$97,588	—	—	$183,797
Sonya F. Sepahban	$80,000		$97,588	—	—	$177,588
Thomas W. Sidlik	$90,000	[5]	$97,588	—	—	$187,588
Stephen A. Van Oss	$90,000	[6]	$97,588	—	—	$187,588
Molly Zhang	$49,670	[7]	$97,588	—	—	$147,259
Glenn R. August	$34,121	[8]	—	—	—	$34,121

[1]
The amount shown in column (c) represents the grant-date fair value of 910 time-vested RSUs granted to each of the non-employee directors who were directors on the grant date, May 18, 2017, under the Company’s 2017 Plan. These RSUs will

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vest, assuming continued service as a director, on the earlier of the first annual stockholder meeting after the grant date or May 18, 2018. Each RSU represents a contingent right to receive, at the Company’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. For 2017, Messrs. Mahoney, Mastrocola, Mirro, Sidlik, and Van Oss each deferred their 2017 RSU awards, and Dr. Zhang deferred 209 of her 2017 RSU awards.

[2]
As of December 31, 2017, the Company’s non-employee directors had option awards outstanding as follows: for each of Messrs. Mastrocola and Van Oss, options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share.

[3]	In addition to his annual outside director fee, Mr. Mastrocola received $20,000 for his services as the lead director.

[4]
Represents Mr. Remenar's outside director fee plus $6,208.68 for his services as chairman of the Compensation Committee. Mr. Remenar became the chairman of the Compensation Committee on May 18, 2017, thus the fee for his services as a committee chairman was prorated from May 18, 2017, through December 31, 2017.

[5]	Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as the chairman of the Nominating and Corporate Governance Committee.

[6]	Represents Mr. Van Oss’ outside director fee plus $10,000 for his service as the chairman of the Audit Committee.

[7]	Dr. Zhang became a director on May 18, 2017, thus her outside director fee was prorated from May 18, 2017, through December 31, 2017.

[8]	Represents Mr. August’s outside director fee of $30,329.68 plus $3,791.09 for his services as chairman of the Compensation Committee through May 18, 2017, the date he resigned from the board.
Stock Ownership Policy for Non-Employee Directors
To align the interests of our non-employee directors with the interests of our stockholders, the Board has a policy requiring that non-employee directors achieve a level of ownership of our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level.

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Stock Ownership and Related Stockholder Matters
Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 19, 2018. Unless otherwise indicated, (i) the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 39550 Orchard Hill Place, Novi, Michigan 48375; and (ii) each of the beneficial owners listed below has sole voting and dispositive (investment) power over the shares beneficially owned.

	Common Stock Beneficially Owned
	Number of Common Shares[1]	Common Shares Underlying Exercisable Options[2]	Common Shares Underlying Restricted Stock Units[3]	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Named Executive Officers and Directors
Jeffrey S. Edwards	100,676	103,125	—	203,801	1.1%
Jonathan P. Banas	—	1,794	—	1,794	*
Keith D. Stephenson	62,999	32,057	—	95,056	*
Juan Fernando de Miguel Posada[4]	10,031	4,155	—	14,186	*
Song Min Lee	17,489	9,463	—	26,952	*
Sean O. Mahoney	—	—	3,451	3,451	*
David J. Mastrocola	8,115	9,731	4,627	22,473	*
Justin E. Mirro	4,541	—	910	5,451	*
Robert J. Remenar	3,362	—	—	3,362	*
Sonya F. Sepahban	1,256	—	—	1,256	*
Thomas W. Sidlik	4,750	—	4,627	9,377	*
Stephen A. Van Oss	8,115	9,731	4,627	22,473	*
Molly P. Zhang	—	—	209	209	*
Directors and executive officers as a group (20 persons)	262,029	274,288	18,451	554,768	3.0%

Significant Owners
BlackRock, Inc.[5]	2,102,030	—	—	2,102,030	11.6%
The Vanguard Group [6]	1,835,427	—	—	1,835,427	10.2%
Silver Point Capital L.P.[7]	1,130,787	—	—	1,130,787	6.3%
AllianceBernstein L.P. [8]	930,234	—	—	930,234	5.2%

*	Less than 1%

[1]	Includes common stock directly or indirectly owned by each listed person.

[2]	Includes shares underlying options exercisable on March 19, 2018, and options that become exercisable within 60 days thereafter.

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[3]
Includes Restricted Stock Units credited to non-employee directors as of March 19, 2018, or within 60 days thereafter, which have been deferred under Company’s Deferred Compensation Plan for Non-Employee Directors and are payable within 45 days following termination of board service or a change of control.

Not included are the following RSUs that are payable within 60 days of March 19, 2018, or, with respect to Mr. de Miguel, would be payable if he retires from the Company, and may be paid in cash or shares of common stock at the election of the Company:

Juan Fernando de Miguel Posada	2,333
Robert J. Remenar	910
Sonya F. Sepahban	910
Molly P. Zhang	701

[4]
Mr. de Miguel is retirement-eligible and therefore qualifies for accelerated pro-rata vesting of his stock options. As a result, Mr. de Miguel’s ownership of common shares underlying exercisable options includes 1,916 shares underlying stock options that would become exercisable if Mr. de Miguel retires from the Company.

[5]
Based solely on the Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. reported being the beneficial holder 2,102,030 shares of common stock as of December 31, 2017. BlackRock, Inc. has the sole power to vote 2,055,367 shares of common stock and the sole power to dispose of 2,102,030 shares of common stock. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

[6]
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2018, by virtue of acting as an investment advisor, The Vanguard Group reported being the beneficial owner of 1,835,427 shares of common stock as of December 31, 2017. Out of the 1,835,427 shares reported, (i) The Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 20,369 shares as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 2,674 shares of the outstanding common stock of the Company as a result of its serving as investment manager of Australian investment offerings. As of December 31, 2017, The Vanguard Group had the sole power to vote 21,993 shares; the sole power to dispose of 1,814,008 shares; the shared power to vote 1,050 shares; and the shared power to dispose of 21,419 shares of common stock of Cooper-Standard Holdings Inc. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[7]
Based solely on the Schedule 13G/A filed with the SEC on February 14, 2018, Silver Point Capital, L.P. had sole voting and dispositive power with respect to 1,130,787 shares of common stock; Edward A. Mulé had sole voting and dispositive power with respect to 100,150 shares of common stock and shared voting and dispositive power with respect to 1,130,787 shares of common stock; and Robert J. O’Shea had shared voting and dispositive power with respect to 1,130,787 shares of common stock. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

Silver Point Capital, L.P. (“Silver Point”) is the investment manager of Silver Point Capital Fund, L.P., (the “Fund”) and Silver Point Capital Offshore Fund, Ltd., (“the “Offshore Fund”) and by virtue of such status may be deemed to be the beneficial owner of the securities held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC, (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of the securities held by the Fund and the Offshore Fund. Each of Messrs. Edward A. Mulé and Robert J. O’Shea is a member of Management and has voting and investment power with respect to the securities held by the Fund and the Offshore Fund and may be deemed to be a beneficial owner of the securities held by the Fund and the Offshore Fund. Edward A. Mulé has sole voting and investment power over the securities owned by Mulé Associates, LLC, (“Associates”) and may be deemed the beneficial owner of the securities held by Associates.

[8]
Based solely on the Schedule 13G filed with the SEC on February 13, 2018. AllianceBernstein L.P. reported being the beneficial holder 930,234 shares of common stock as of December 31, 2017. AllianceBernstein L.P. has the sole power to vote 755,382 shares of common stock and the sole power to dispose of 930,234 shares of common stock. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

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Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)
Equity compensation plans approved by security holders	1,062,657	$67.14	2,403,783
Equity compensation plans not approved by security holders	0	0	0
Total	1,062,657		2,403,783

1 Included in column (a) are restricted stock unit awards and cash-denominated and stock-settled performance-based awards converted to shares by dividing the accounting value of the award by the grant date stock price.
2 The weighted-average exercise price presented in column (b) does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards and cash-denominated and stock-settled performance-based awards, which have no exercise price.
Executive Officers

Set forth below is certain information with respect to the current executive officers of the Company.

Name	Age	Position
Jeffrey S. Edwards	55	Chairman and Chief Executive Officer
Jonathan P. Banas	47	Executive Vice President and Chief Financial Officer
Jeffrey A. DeBest	55	Senior Vice President and President, Advanced Technology Group
Susan P. Kampe	60	Senior Vice President and Chief Information Officer
Song Min Lee	58	Senior Vice President and President, Asia
Juan Fernando de Miguel Posada	60	Senior Vice President and President, Europe and South America
Aleksandra A. Miziolek	61	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Larry E. Ott	58	Senior Vice President and Chief Human Resources Officer
D. William Pumphrey, Jr.	58	Senior Vice President and President, North America
Keith D. Stephenson	57	Executive Vice President and Chief Operating Officer
Sharon S. Wenzl	59	Senior Vice President, Corporate Communications and Community Affairs
Peter C. Brusate	42	Vice President, Controller and Chief Accounting Officer

Jeffrey S. Edwards is our chairman and chief executive officer, a position he has held since May 2013, previously serving as chief executive officer and member of the Board of Directors of the Company since October 2012.
Jonathan P. Banas is our executive vice president and chief financial officer, a position he has held since June 2017, previously serving as our vice president, controller, and chief accounting officer since September 2015. Prior to joining the Company, Mr.

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Banas served as director, Financial Reporting, of ZF TRW Automotive Holdings Corp., a manufacturer of automotive systems, modules and components, from 2010 to 2015.
Jeffrey A. DeBest is our senior vice president and president, advanced technology group, a position he has held since March 2018. From 2014 to 2017, Mr. DeBest served as chief operating officer at APM Terminals B.V., one of five companies within the Maersk Group of Copenhagen, Denmark. From 2012 to 2014, he served as vice president and general manager at Johnson Controls, Inc.
Susan P. Kampe is our senior vice president, chief information officer, a position she has held since March 2018. Ms. Kampe served as vice president, chief information officer, since November 2015. Ms. Kampe served as managing partner and founder of Zang Consulting LLC from 2009 to 2015.
Song Min Lee is our senior vice president and president, Asia Pacific, a position he has held since January 2014, previously serving as president, Asia Pacific, since January 2013. Prior to joining the Company, Mr. Lee served as vice president and general manager of Johnson Controls, Inc., from 2007 to 2012.
Juan Fernando de Miguel Posada is our senior vice president and president, Europe and South America, a position he has held since January 2014, previously serving as president, Europe, since March 2013. Mr. de Miguel served as Western European chief executive officer of Avincis Emergency Services, a supplier of helicopter and fixed wing emergency services, from September 2012 to March 2013.
Aleksandra A. Miziolek is our senior vice president, general counsel, secretary and chief compliance officer, a position she has held since February 2014. From 2010 to January 2014, Ms. Miziolek was the director of the Automotive Industry Group of Dykema Gossett, PLLC, a national law firm.
Larry E. Ott is our senior vice president and chief human resources officer, a position he has held since January 2014, previously serving as vice president, global human resources, since August 2013. Prior to joining the Company, Mr. Ott served as senior vice president, human resources, for Meritor, Inc., a global supplier of drivetrain, mobility, braking and after-market solutions for commercial vehicle and industrial markets, from 2010 until 2013.
D. William Pumphrey, Jr., is our senior vice president and president, North America, a position he has held since January 2014, previously serving as president, North America, since August 2011.
Keith D. Stephenson is our executive vice president and chief operating officer, a position he has held since January 2014, previously serving as chief operating officer since December 2010.
Sharon S. Wenzl is our senior vice president, corporate communications and community affairs, a position she has held since January 2016. Previously, she was vice president, corporate communications, a position she held since joining the Company in 2007.
Peter C. Brusate is our vice president, controller and chief accounting officer, a position he has held since June 2017. He has been with the Company since 2015, serving as vice president, internal audit and compliance. Prior to joining the Company, Mr. Brusate was controller for Delphi’s Asia Pacific business from July 2013 to October 2015 and director of internal audit, The Americas, from July 2012 to July 2013.
Transactions with Related Persons
Related Persons Transactions Policies and Procedures
We have established a formal written policy regarding transactions with related persons as defined under Item 404(a) of Regulation S-K (the “Related Party Transaction Policy” or the “Policy”). The Policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The Policy requires that any transaction involving the Company which exceeds $120,000 and and in which a related party had or will have a direct or indirect material interest must be approved or ratified by the Nominating and Corporate Governance Committee if it involves a shareholder who owns greater than 5% of our shares, a director, a nominee for director, the chief executive officer, or the general counsel and/or their immediate family members. Such transactions involving executive officers other than the chief executive officer or the general counsel will be referred to the general counsel for review and approval or ratification.
We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and executive officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible related party transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our

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Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest.
Fiscal Year 2017 Related Persons Transactions
A brother of Susan P. Kampe, our senior vice president and chief information officer, is a vice president, quality, at the Company, and earned $601,878.01 in total compensation in 2017, including base salary, any annual incentive bonus, the value of any long-term incentive award granted in 2017, and any other compensation. He also participates in the benefit plans of the Company. His employment with the Company precedes the employment of Ms. Kampe with the Company and her appointment as an executive officer. His compensation was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Kampe does not have a material interest in her brother’s employment, nor does she share a household with him.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of the common stock of the Company to file with the SEC reports of ownership of the Company’s securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2017 our officers, directors, and greater than ten percent stockholders complied with their Section 16(a) filing obligations on a timely basis, except for Dr. Zhang for whom we filed one late report due to technical difficulties.

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Proposal 2: Advisory Vote on Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking the stockholders to vote, on an advisory or non-binding basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. A detailed description of our compensation program is available in the Compensation Discussion and Analysis section.
The advisory vote, commonly known as a say-on-pay vote, gives stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation. We intend to hold the next advisory vote on the compensation of our named executive officers at the 2019 annual meeting of the stockholders.
The Board and the Compensation Committee believe that we have created an executive compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking the stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our Named Executive Officers (“NEOs”) in 2017. The NEOs for 2017 are as follows:

Mr. Jeffrey Edwards	Chairman and Chief Executive Officer
Mr. Jonathan Banas[1]	Executive Vice President and Chief Financial Officer
Mr. Keith Stephenson	Executive Vice President and Chief Operating Officer
Mr. Song Min Lee	Senior Vice President and President, Asia Pacific
Mr. Fernando de Miguel	Senior Vice President and President, Europe and South America
Mr. Matthew Hardt[2]	Former Executive Vice President and Chief Financial Officer

[1]	Mr. Banas was appointed Executive Vice President and Chief Financial Officer effective June 7, 2017.

[2]	Mr. Hardt resigned from his position as Executive Vice President and Chief Financial Officer effective June 7, 2017.
Executive Summary
Cooper Standard had another strong year in 2017. In particular, for the full year 2017, sales increased 4.2% to a record $3.62 billion. Our net income of $135.3 million was strong. Our Adjusted EBITDA* (as defined in our Annual Incentive Award section) was $452.0 million compared to $416.7 million in 2016 which exceeded the 2017 target performance goal. Our operating cash flow (as defined in our Annual Incentive Award section) was just below the target achievement level. However, we did not meet all business plan commitments. Following the recommendation of management, the Compensation Committee agreed to adjust the payout percentage down. As more fully described below, this resulted in annual incentive payments to our NEOs of 56% of target versus 107.4% of target based on the formulaic result. With respect to the Long-Term Incentive Plan awards for the performance period ending December 31, 2017, our average return on invested capital over the 3-year period ending December 31, 2017 (11.5%) resulted in an earnout of 200% of the target number of shares granted.
* For a reconciliation of Adjusted EBITDA from net income, which is the most comparable financial measure in accordance with U.S. GAAP, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures section on pages 35-36 in our annual report on Form 10-K for the period ending December 31, 2017.

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Compensation Philosophy and Objectives
Our compensation programs are designed to:

•	Link executive compensation to Company performance;

•	Help us attract and retain a highly qualified executive leadership team;

•	Align the interests of executives with those of our stockholders;

•	Focus our leadership team on increasing profitability, cash flow, and return on invested capital; and

•	Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.
To help achieve these goals, we believe compensation for executive officers should include the following components:

•	Base salary;

•	Annual performance-based incentives;

•	Long-term equity and performance-based incentives;

•	Regular and change of control termination benefits; and

•	Competitive health, welfare, and retirement benefits.
The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist with determining appropriate target compensation levels and components, the Compensation Committee reviews market data and best practices, including benchmarking our target compensation to that provided to similarly-situated executives at our peer group companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile among the peer group companies, recognizing that actual compensation levels will fluctuate above or below median levels depending on our performance. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace.
We are committed to sound and effective pay practices. As such, we have adopted the following:

•	Independent compensation consultant for the Compensation Committee;

•	Annual benchmarking using general industry surveys and a peer group proxy analysis;

•	Majority of target total compensation is performance-based;

•	Balanced mix of performance measures aligned with long-term strategy;

•	Clawback policy;

•	Anti-hedging and anti-pledging policy; and

•	Stock ownership guidelines.
Processes Relating to Executive Compensation
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies, and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Compensation Committee relies on data received from the independent compensation consultant and the chief human resources officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, meets privately and determines the salary and target incentive compensation of the CEO and the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”
Executive Compensation Review for 2017
As discussed above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, FW Cook benchmarked the target compensation levels of our NEOs to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. FW Cook compared our programs in these areas to a peer group comprised of 15 publicly-traded automotive suppliers with 2016 annual revenues between $1.4 billion and $8.4 billion and with median revenues of $3.2 billion. FW Cook supplemented its analysis of peer group proxy data with general industry survey data, which was adjusted to reflect the revenue responsibility of each executive.
The peer group below was reviewed and approved by the Compensation Committee for 2017. Remy International, Inc. was removed from the peer group, as they were acquired. Accuride Corp., Stoneridge, Inc., and Superior Industries International,

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Inc. were removed due to their small size. Cooper Tire & Rubber, Linamar, and Metaldyne Performance Group were added to the peer group.
The 2017 peer group companies are:

• American Axle & Mfg. Holdings, Inc.	• Harman International Industries, Inc.	• Modine Manufacturing Co.
• Cooper Tire & Rubber	• Linamar	• Tenneco Inc.
• Dana Holding Incorporated	• Martinrea International Inc.	• Tower International, Inc.
• Drew Industries, Inc.	• Meritor, Inc.	• Visteon Corp.
• Federal-Mogul Holdings Corporation	• Metaldyne Performance Group	• WABCO Holdings Inc.
Based on its fall 2016 analysis (which was used to inform target Total Direct Compensation (“TDC”) changes for 2017), FW Cook concluded that base salaries for our NEOs were generally within the competitive range of the median. The competitiveness of target bonus opportunities varies by executive. All NEOs had target cash compensation at or above the median with the exception of the CEO and former CFO, who were positioned at 86% and 75% of the survey median, respectively. Relative to survey data, executive target TDC levels are 91% of the median, in the aggregate.
Apart from the work it performed for the Compensation Committee, FW Cook provided no other services to the Company. Accordingly, the Compensation Committee determined that the engagement of FW Cook in 2017 was appropriate and raised no conflict of interest.
Say-on-Pay Vote
A stockholder advisory vote on the compensation of our NEOs was held in May 2017. Our stockholders overwhelmingly approved the compensation of the NEOs as disclosed in the 2017 Proxy Statement, with approximately 97% of stockholder votes cast in favor of the say-on-pay advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continue to be appropriate and did not make any material changes to our executive compensation program in response to the 2017 say-on-pay vote. We continue to believe that our executive compensation program is tied to performance and aligns with stockholder interests. Additionally, a stockholder advisory vote was held in May 2017 to move from a triennial vote to an annual say-on-pay vote. Approximately 82% of stockholder votes were cast in favor of an annual frequency of the say-on-pay advisory vote. The Board approved an annual frequency as a result of the vote.
Executive Compensation Components
The following describes the components of our 2017 executive compensation program as approved by the Compensation Committee.
Base Salary
Our NEOs are paid a base salary that is determined prior to or early in each fiscal year or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s base salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent and commensurate with the responsibilities and contributions of each executive. Based upon the Compensation Committee’s evaluation of data supplied by FW Cook, NEOs received salary increases averaging 6.7% (not including the promotional increase for Mr. Banas), as follows:

	2016 Base Salary	2017 Base Salary	Increase
Mr. Edwards[1]	$900,000	$1,000,000	11.1%
Mr. Banas[2]	$258,000	$400,000	55.0%
Mr. Stephenson	$659,000	$679,000	3.0%
Mr. Lee	$546,000	$562,000	2.9%
Mr. de Miguel	€487,000	€502,000	3.0%
Mr. Hardt[3]	$425,000	$475,000	11.8%

[1]	The increase for Mr. Edwards was due to a market adjustment.

[2]	Effective June 7, 2017, Mr. Banas’ base salary was increased from $290,000 to $400,000 when he was promoted to Executive Vice President and Chief Financial Officer.

[3]	The increase for Mr. Hardt was due to a conservative base salary at hire and the decision to align his base salary closer to market.

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Annual Incentive Award
Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive opportunities payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. Target annual incentives for 2017 were split into two distinct components such that 60% of the incentive was based on the achievement of Adjusted EBITDA (as defined below) performance goal and the remaining 40% was based on the achievement of an operating cash flow (as defined below) performance goal.
Adjusted EBITDA and operating cash flow are deemed by the Compensation Committee to be appropriate objective measurements of the financial performance of the Company because they are indicators of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.
The annual incentive award program (the “AIP”) is designed to focus our executive leadership team on the achievement of strong financial performance over a one-year period. The Compensation Committee establishes a “threshold” or minimum performance goal, the achievement of which entitles NEOs to an annual incentive payment equal to 50% of target for each performance metric. No annual incentive award is payable on a given metric if the Company fails to meet the corresponding threshold performance goal for that metric. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum annual incentive payment equal to 200% of the target amounts (on each metric). The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.” In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Compensation Committee determines whether, and to what extent, the applicable performance targets were achieved based on our financial results for the fiscal year. With respect to NEOs, the calculated payout may be subject to downward adjustment of up to 100% at the discretion of the Compensation Committee.
For 2017, the Compensation Committee established target awards under the AIP for each NEO based on a percentage of base salary as follows: 110% for Mr. Edwards, 65% for Mr. Banas, 75% for Mr. Stephenson, 65% for Messrs. Lee and de Miguel and 75% for Mr. Hardt. The target award amounts did not change from 2016 except for Mr. Hardt, whose target award increased from 70% of base salary, and for Mr. Banas, whose target increased from 40% of base salary upon his promotion. The Compensation Committee set Adjusted EBITDA and operating cash flow performance targets applicable to the Company as a whole in accordance with our 2017 business plan as approved by the Board of Directors, as follows:

2017 Achievement Level	Adjusted EBITDA[1] 60% (000)	Award Payout as % of Award Target
Below Threshold	Below $376,600	0%
Threshold (85% of target performance)	$376,600	50%
Target	$443,000	100%
Superior (115% of target performance)	$509,500	200%

[1]
Adjusted EBITDA is not a measure recognized under U.S. GAAP and is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company’s core operating performance.

2017 Achievement Level	Operating Cash Flow[2] 40% (000)	Award Payout as % of Award Target
Below Threshold	Below $103,200	0%
Threshold (80% of target performance)	$103,200	50%
Target	$129,000	100%
Superior (120% of target performance)	$154,800	200%

[2]
Operating cash flow is not a measure recognized under U.S. GAAP and is defined as Adjusted EBITDA minus cash taxes, capital expenditures (accrual methodology) and a five-point quarterly average change to working capital.

In 2017, for purposes of the AIP, our Adjusted EBITDA was $452.0 million and operating cash flow was $128.1 million, after considering the net impact of the final bonus payment, which implies unweighted payouts of 113.5% and 98.3% of target for

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each metric. This performance achievement would have resulted in a payout of 107.4% of target on a weighted basis. However, per management discretion and approved by the Compensation Committee the payout was adjusted to 56.0% since not all business plan commitments were met. This performance resulted in cash AIP award payments to our NEOs as follows:

	2017 Year- End Base Salary	Target Bonus	Achievement Factor as a Percent of Target Award	2017 Amount Earned under AIP
Mr. Edwards	$1,000,000	110%	56.0%	$616,000
Mr. Banas	$400,000	65%	56.0%	$145,600
Mr. Stephenson	$679,000	75%	56.0%	$285,180
Mr. Lee	$562,000	65%	56.0%	$204,568
Mr. de Miguel	€502,000	65%	56.0%	€182,728
Mr. Hardt[1]	$0	75%	56.0%	$0

1    Mr. Hardt was not eligible to receive a payment under AIP as he left Cooper Standard on September 8, 2017.
Long-Term Incentive Compensation
2017 Long-Term Incentive Program
The 2011 Plan authorizes the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, RSUs, incentive awards, and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards under the 2011 Plan, including equity-based incentive awards, during the first quarter of the calendar year so that all or most elements of executive compensation can be considered in a coordinated, comprehensive manner.
For 2017, the Compensation Committee, following consultation with FW Cook, determined that equity-based awards to our NEOs should have a value generally aligned with the market median total long-term incentive awards granted to executives in comparable positions. The equity-based awards we granted in 2017 consisted of options to purchase shares of our common stock, time-vested RSUs, and performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2017 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively, which was unchanged from 2016. The grant value of the 2017 equity-based awards along with the number of shares and options granted are as follows:

		Number of Shares
	2017 LTIP Grant Value	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$2,900,000	13,777	26,573	5,511
Mr. Banas[1]	$500,000	2,314	4,536	926
Mr. Stephenson	$1,121,000	5,326	10,272	2,131
Mr. Lee	$675,000	3,207	6,186	1,283
Mr. de Miguel	$733,000	3,483	6,717	1,393
Mr. Hardt	$575,000	2,732	5,269	1,093

1    Mr. Banas’ $500,000 value of equity includes $150,000 received in February and $350,000 received in June from the 2017 Plan as part of his promotion.

2017 Performance-Based Restricted Stock Units
For 2017, we granted a target number of Performance RSUs to our NEOs under the 2011 Plan. The Performance RSUs cliff vest after three years if we achieve certain established performance goals and if the NEO remains employed until December 31, 2019. If the Company’s return on invested capital (“ROIC”) for the 3-year performance period ending December 31, 2019, is 14.9%, the number of Performance RSUs will vest at the target level. If ROIC is 11.9% (80% of the target performance goal), then one half of the Performance RSUs will vest. If ROIC is 17.9% (120% of the target performance goal), then two times the

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number of Performance RSUs will vest. Achievement of the performance goal between threshold and target, and between target and superior will be linearly interpolated. Performance RSUs that vest will be settled 100% in shares of our common stock.
Following its review of the benchmarking analysis by FW Cook, the Compensation Committee determined that the value of the Performance RSUs granted in 2017 should continue to constitute approximately 50% of the total value of each NEO’s long-term incentive opportunity. Because the value of Performance RSUs increases with the increase in the price of our common stock, we believe Performance RSUs align the interests of our NEOs with those of our stockholders. In addition, the use of a return-on-invested-capital performance goal introduces a capital efficiency metric to our incentive program and further emphasizes the importance of our long-term performance.
2017 Stock Option Awards
For 2017, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The options granted in 2017 vest ratably over a three-year period and expire on the tenth anniversary of the grant date or earlier upon certain terminations. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of stock options granted in 2017 should continue to constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe that the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent upon increases in the price of our common stock.
2017 Time-Vested Restricted Stock Unit Awards
For 2017, the Compensation Committee approved a grant of time-vested RSUs to our NEOs. The RSUs cliff vest after three years. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of time-vested RSUs granted in 2017 should continue to constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe that the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.
Awards under the 2015 Performance-Based Restricted Stock Units
In 2015, the Compensation Committee granted performance-based RSUs for each of the NEOs who were employed by us at the time for the 3-year period ending December 31, 2017. Mr. Banas commenced his employment with the Company after the 2015 performance-based RSUs were granted and did not receive awards under the LTIP pertaining to this period. Mr. Hardt did not receive a payout under this grant as he terminated his employment prior to the end of the performance period.
The LTIP awards for the 3-year performance period ending December 31, 2017, were based on the achievement of a target ROIC of 9% for the three-year performance period ending December 31, 2017, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level	3-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 7.2%	0%
Threshold (80% of target performance)	7.2%	50%
Target	9%	100%
Superior (120% of target performance)	10.8%	200%
The actual return on invested capital of the Company for the performance period was 11.5%, which resulted in an earnout of 200% of target under the LTIP awards for the performance period ending December 31, 2017. Consistent with the original terms of the award, 50% of earned performance-based RSUs were settled in shares of our common stock and 50% in cash. The table below presents target performance-based RSUs granted, the earnout factor and the resulting stock and cash payments.

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2015-2017 Performance-Based RSU Payout

	Performance RSUs Granted	Earnout (% of Target)	Total RSUs Earned	Share Settled (50%)	Cash Settled (50%)
Mr. Edwards	19,700	200%	39,400	19,700	$2,220,387
Mr. Stephenson	10,500	200%	21,000	10,500	$1,183,455
Mr. de Miguel	6,900	200%	13,800	6,900	$777,699
Mr. Lee	6,300	200%	12,600	6,300	$710,073

Retirement Plan Benefits
Our NEOs, other than Mr. de Miguel, participate in a tax-qualified 401(k) retirement savings plan (the “CSA Savings Plan”) and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long service to the Company. Mr. Stephenson is also covered under our Qualified Defined Benefit Plan, which was frozen January 31, 2009. Mr. de Miguel, who is employed primarily in Germany, receives a percentage of his annual base salary as a defined contribution retirement benefit. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2017 Pension Benefits table, the 2017 Nonqualified Deferred Compensation table, and the accompanying narratives for further information regarding our retirement plans.
Termination and Change of Control Benefits
One of our NEOs, Mr. Stephenson, receives certain benefits under his employment agreement upon certain termination events, including following a change of control of the Company. Messrs. Edwards, Lee, and Banas, who do not have employment agreements, are entitled to such benefits through our Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change of control transactions without the distraction of the potential impact such transactions may have on their employment.
Health Benefits
We provide our NEOs, other than Mr. de Miguel, with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high-caliber management team. Mr. de Miguel, who is employed primarily in Germany, is provided with health insurance comparable in value to that provided to the other NEOs under our plan.
Perquisites
Our executives are provided with a vehicle for business and personal use through a vehicle lease program or through a vehicle allowance. This program helps us to attract and retain a high-caliber management team in the very competitive automotive supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any full or partial tax “gross up” payments or similar compensation to cover this tax.
Relocation and Expatriate Benefits
Messrs. de Miguel and Lee commenced their employment with us in 2013 as presidents of our business units in the Europe and Asia Pacific regions, respectively. Mr. de Miguel is also the president of our South America business unit. In addition to the base salary and incentive compensation described above, Messrs. de Miguel and Lee receive certain relocation and expatriate benefits. Mr. de Miguel receives Company-leased housing at his assignment location and a monthly allowance for additional living expenses. Mr. Lee receives Company-leased housing at his assignment location and other amounts associated with his assignment, including a goods and services allowance. Mr. Lee’s expatriate benefits also include tax equalization payments and tax preparation services. We believe that these benefits are appropriate to attract highly qualified candidates for key international leadership positions in competitive markets for executive automotive talent.
Stock Ownership Policy
We require that certain of our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a

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35% tax rate for ease of administration). This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The stock ownership levels are as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Operating Officer; Chief Financial Officer	3X
Regional President; General Counsel; Chief Human Resources Officer	2X
Chief Accounting Officer; Other Officers	1X
All NEOs are in compliance at the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.
Policy Concerning Transactions Involving Company Securities
We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, such as hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.
Clawback Policy
Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards or changes in applicable law.

Compensation Committee Report
The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and included in this Proxy Statement.
Compensation Committee

Robert J. Remenar, Chair
Sean O. Mahoney
Sonya F. Sepahban
Stephen A. Van Oss

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Executive Compensation
Set forth below is information regarding compensation for services to the Company in all capacities of the following NEOs during the year ended December 31, 2017 (and during the two preceding years in which such individuals were NEOs): (i) our current chief executive officer; (ii) our current chief financial officer; (iii) the 3 most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers at December 31, 2017; and (iv) our former chief financial officer.
2017 SUMMARY COMPENSATION TABLE

Name and Principal Position[1]	Year	Salary[2]	Bonus	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey S. Edwards, Chairman and Chief Executive Officer	2017	$998,077	$0	$2,073,074	$885,944	$616,000	$0	$281,284	[7]	$4,854,379
	2016	$899,231	$0	$1,733,050	$711,040	$1,522,620	$0	$518,480		$5,384,421
	2015	$849,712	$0	$1,553,052	$671,803	$3,310,870	$0	$165,530		$6,550,967
Jonathan P. Banas, Executive Vice President and Chief Financial Officer	2017	$349,885	$0	$349,397	$149,812	$145,600	$0	$53,298	[8]	$1,047,992

Keith D. Stephenson, Executive Vice President and Chief Operating Officer	2017	$678,615	$0	$801,478	$342,468	$285,180	$1,476	$265,318	[9]	$2,374,535
	2016	$658,523	$0	$794,600	$325,220	$760,157	$1,251	$499,487		$3,039,238
	2015	$627,792	$0	$827,169	$359,216	$1,781,342	$45	$179,558		$3,775,122
Song Min Lee, Senior Vice President and President, Asia Pacific	2017	$561,385	$0	$482,585	$206,241	$204,568	$0	$886,399	[10]	$2,341,178
	2016	$545,754	$0	$1,268,500	$195,940	$545,836	$0	$563,697		$3,119,727
	2015	$529,539	$0	$495,176	$215,875	$1,158,678	$0	$705,261		$3,104,529
Fernando de Miguel, Senior Vice President and President, Europe and South America	2017	$602,330	$0	$524,072	$223,945	$219,248	$0	$266,994	[11]	$1,836,589
	2016	$512,448	$0	$1,309,600	$212,100	$512,294	$0	$225,373		$2,771,815
	2015	$487,907	$0	$540,192	$234,872	$1,153,527	$0	$226,350		$2,642,848
Matthew W. Hardt, Executive Vice President and Chief Financial Officer	2017	$337,019	$0	$411,111	$175,668	$0	$0	$77,319	[12]	$1,001,117
	2016	$424,660	$0	$653,450	$159,580	$457,555	$0	$89,387		$1,784,632
	2015	$361,539	$0	$371,382	$160,611	$364,520	$0	$201,998		$1,460,050

[1]
Mr. Banas was promoted to Executive Vice President and Chief Financial Officer, effective June 7, 2017. Compensation for Mr. de Miguel, a German-based employee, is delivered in Euro. In calculating the dollar equivalent for items that are not denominated in U.S. dollars, the Company converts compensation into dollars based on mid-market currency exchange rates in effect at year-end. For 2017, the currency conversion rate utilized equaled 1.1998614888. Mr. Hardt was Executive Vice President and Chief Financial Officer until June 7, 2017 and then Mr. Hardt served as a non-executive employee until his departure from the Company, effective September 8, 2017.

[2]
Amounts shown reflect the NEO’s annual base salary earned during the fiscal year, taking into account any increases in base salary during the course of the year, and are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees. Annual increases in base salary, if any, for NEOs for the fiscal year were determined effective as of the beginning of the year. Additionally, Mr. Banas received a pay increase when he was promoted to Executive Vice President and Chief Financial Officer on June 7, 2017 and the promotional pay increase was effective as of his promotion date.

[3]
The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs and Performance RSUs, which were granted under the 2011 Plan on February 13, 2017 and under the 2017 Plan on June 7, 2017 for Mr.

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Banas’ promotional grant and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $1,480,752; Mr. Banas, $249,539; Mr. Stephenson, $572,438; Mr. Lee, $344,688; Mr. de Miguel, $374,353; and Mr. Hardt, $293,635. Assuming the highest level of performance is achieved for the Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $2,961,504; Mr. Banas, $499,078; Mr. Stephenson, $1,144,876; Mr. Lee, $689,376; Mr. de Miguel, $748,706; and Mr. Hardt, $587,270. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

[4]
The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the 2011 Plan on February 13, 2017 and under the 2017 Plan on June 7, 2017 for Mr. Banas’ promotional grant and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

[5]	The amounts shown in column (g) represent the bonus payments for 2017 under the Company’s annual incentive award program.

[6]
The amount shown in column (h) represents for each NEO the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. In addition, there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the NEOs.

[7]
The amount shown in column (i) for Mr. Edwards represents Company contributions under the CSA Savings Plan ($18,900) and nonqualified Supplemental Executive Retirement Plan ($245,773); the cost of a Company-provided vehicle ($14,289); and life insurance premiums paid by the Company.

[8]
The amount shown in column (i) for Mr. Banas represents Company contributions under the CSA Savings Plan ($16,200); nonqualified Supplemental Executive Retirement Plan ($27,969); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

[9]
The amount shown in column (i) for Mr. Stephenson represents Company contributions under the CSA Savings Plan ($18,900) and nonqualified Supplemental Executive Retirement Plan ($232,885); the cost of a Company-provided vehicle ($10,257); and life insurance premiums paid by the Company.

[10]
The amount shown in column (i) for Mr. Lee represents Company contributions under the CSA Savings Plan ($18,900) and nonqualified Supplemental Executive Retirement Plan ($97,358); the value of Company-paid costs associated with Mr. Lee’s expatriate assignment (totaling $767,429); and life insurance premiums paid by the Company. The expatriate benefits include a goods and services allowance ($55,644); housing costs ($54,192); travel expenses ($7,197) and tax preparation services ($15,300). The expatriate benefits also include payment of Korean income and social taxes ($627,358) and a U.S. tax equalization payment. The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Lee, as applicable.

[11]
The amount shown in column (i) for Mr. de Miguel represents Company contributions to a defined contribution pension scheme ($90,350); a monthly living allowance ($35,996); housing and relocation expenses associated with Mr. de Miguel living in Germany ($49,530); a tax gross-up associated with housing expenses and other benefits-in-kind ($62,988); the cost of a Company-provided vehicle ($19,473); and a health insurance benefit allowance. The benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. de Miguel, as applicable.

[12]
The amount shown in column (i) for Mr. Hardt represents Company contributions under the CSA Savings Plan ($16,200); nonqualified Supplemental Executive Retirement Plan ($55,312); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

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2017 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding plan-based awards made to the NEOs during 2017.

			Approval Date of Action Date, if Different	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#/$)[1]			All Other Stock Awards: Number of Shares or Units of Stock	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)[2]	Grant-date fair value of Stock and Option Awards[3]
Name	Award Type	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Jeffrey S. Edwards	Annual Bonus[4]	1/1/2017		$220,000	$1,100,000	$2,200,000	—	—	—	—	—	—	—
	Options[5]	2/13/2017		—	—	—	—	—	—	—	26,573	$107.48	$885,944
	RSUs[6]	2/13/2017		—	—	—	—	—	—	5,511	—	—	$592,322
	Performance RSUs[7]	2/13/2017		—	—	—	6,889	13,777	27,554	—	—	—	$1,480,752
Jonathan P. Banas	Annual Bonus[4]	1/1/2017		$23,200	$116,000	$232,000	—	—	—	—	—	—	—
	Options[5]	2/13/2017		—	—	—	—	—	—	—	1,384	$107.48	$46,143
	RSUs[6]	2/13/2017		—	—	—	—	—	—	287	—	—	$30,847
	Performance RSUs[7]	2/13/2017		—	—	—	359	718	1,436	—	—	—	$77,171
	Annual Bonus[4,8]	6/7/2017	6/3/2017	$28,800	$144,000	$288,000	—	—	—	—	—	—	—
	Options[9]	6/7/2017	6/3/2017	—	—	—	—	—	—	—	3,152	$108	$103,669
	RSUs[10]	6/7/2017	6/3/2017	—	—	—	—	—	—	639	—	—	$69,012
	Performance RSUs[11]	6/7/2017	6/3/2017	—	—	—	798	1,596	3,192	—	—	—	$172,368
Keith D. Stephenson	Annual Bonus[4]	1/1/2017		$101,850	$509,250	$1,018,500	—	—	—	—	—	—	—
	Options[5]	2/13/2017		—	—	—	—	—	—	—	10,272	$107.48	$342,468
	RSUs[6]	2/13/2017		—	—	—	—	—	—	2,131	—	—	$229,040
	Performance RSUs[7]	2/13/2017		—	—	—	2,663	5,326	10,652	—	—	—	$572,438
Song Min Lee	Annual Bonus[4]	1/1/2017		$73,060	$365,300	$730,600	—	—	—	—	—	—	—
	Options[5]	2/13/2017		—	—	—	—	—	—	—	6,186	$107.48	$206,241
	RSUs[6]	2/13/2017		—	—	—	—	—	—	1,283	—	—	$137,897
	Performance RSUs[7]	2/13/2017		—	—	—	1,604	3,207	6,414	—	—	—	$344,688
Fernando de Miguel	Annual Bonus[4]	1/1/2017		$78,303	$391,515	$783,030	—	—	—	—	—	—	—
	Options[5]	2/13/2017		—	—	—	—	—	—	—	6,717	$107.48	$223,945
	RSUs[6]	2/13/2017		—	—	—	—	—	—	1,393	—	—	$149,720
	Performance RSUs[7]	2/13/2017		—	—	—	1,742	3,483	6,966	—	—	—	$374,353
Matthew W. Hardt	Annual Bonus[4]	1/1/2017		$71,250	$356,250	$712,500	—	—	—	—	—	—	—
	Options[5]	2/13/2017		—	—	—	—	—	—	—	5,269	$107.48	$175,668
	RSUs[6]	2/13/2017		—	—	—	—	—	—	1,093	—	—	$117,476
	Performance RSUs[7]	2/13/2017		—	—	—	1,366	2,732	5,464	—	—	—	$293,635

[1]
The number of shares represents the range of potential payouts under the Performance RSUs granted under the 2011 Plan on February 13, 2017 and granted under the 2017 Plan on June 7, 2017. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2017 to 2019 and will be determined after the end of fiscal year 2019.

[2]	Represents the exercise price of options granted under the 2011 Plan on February 13, 2017 and granted under the 2017 Plan on June 7, 2017.

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[3]
Represents the grant-date fair value of RSUs, Performance RSUs, and stock option awards granted under the 2011 Plan on February 13, 2017 and granted under the 2017 Plan on June 7, 2017, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

[4]
For 2017, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set Adjusted EBITDA and operating cash flow performance targets for the year in accordance with the Company’s 2017 business plan approved by the Company’s Board in December 2016. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA performance metric and that the NEO only earns the minimum payout for the operating cash flow performance metric (the metric with the lower weighting). The amounts set forth in footnote 5 under column (g) of the Summary Compensation Table refer to actual payments for 2017 annual incentive awards based in part on the achievement by the Company of Adjusted EBITDA and operating cash flow in 2017 as compared to the established targets.

[5]
Represents options to purchase shares of the Company’s common stock granted under the 2011 Plan. The options granted under the 2011 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary (as defined in the 2011 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[6]	Represents time-vested RSUs granted under the 2011 Plan. These RSUs cliff vest on the third anniversary of the date of grant.

[7]
Represents Performance RSUs granted under the 2011 Plan. These Performance RSUs vest if the executive continues employment with the Company until the end of the performance period ending on December 31, 2019, and are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2017, and ending on December 31, 2019. As soon as practical after the end of the performance period, a determination as to the extent the performance goal has been achieved will be made, and the Company will settle such vested Performance RSUs by issuing a number of shares of common stock of the Company equal to the number of Performance RSUs that have vested. The determination of the amounts vesting is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.

[8]	In connection with Mr. Banas’ appointment to Executive Vice President and Chief Financial Officer on June 7, 2017, 2017 AIP target increased from $116,000 to $260,000.

[9]
Represents options to purchase shares of the Company’s common stock granted under 2017 Plan. The options granted under the 2017 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[10]	Represents time-vested RSUs granted under the 2017 Plan. These RSUs cliff vest on the third anniversary of the date of grant.

[11]
Represents Performance RSUs granted under the 2017 Plan. These Performance RSUs vest if the executive continues employment with the Company until the end of the performance period ending on December 31, 2019, and are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2017, and ending on December 31, 2019. As soon as practical after the end of the performance period, a determination as to the extent the performance goal has been achieved will be made, and the Company will settle such vested Performance RSUs by issuing a number of shares of common stock of the Company equal to the number of Performance RSUs that have vested. The determination of the amounts vesting is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.

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OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END
The following table sets forth information concerning outstanding equity awards held by the NEOs at December 31, 2017.

	Option Awards[1]							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[2]	Number of Securities Underlying Unexercised Unearned Options	Number of Securities Underlying Unexercised Unexercisable Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested [3]	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [3]
(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	25,000		—		$45.00	10/15/2019	[4]	7,900	[5]	$967,750	39,400	[6]	$4,826,500
	25,000		—		$52.50	10/15/2019	[4]	7,200	[7]	$882,000	18,100	[8]	$2,217,250
	31,900		—		$66.23	3/20/2024	[9]	5,511	[10]	$675,098	13,777	[11]	$1,687,683
	25,933		12,967	[12]	$56.27	2/19/2025	[9]
	11,733		23,467	[13]	$68.50	2/18/2026	[9]
	—		26,573	[14]	$107.48	2/13/2027	[9]
Jonathan P. Banas	667		1,333	[13]	$68.50	2/18/2026	[9]	400	[7]	$49,000	1,000	[8]	$122,500
	—		1,384	[14]	$107.48	2/13/2027	[9]	750	[15]	$91,875	718	[11]	$87,955
	—		3,152	[16]	$108.00	6/7/2027	[17]	287	[10]	$35,158	1,596	[18]	$195,510
								639	[19]	$78,278
Keith D. Stephenson	2,756		—		$25.52	5/27/2020	[20]	4,200	[5]	$514,500	21,000	[6]	$2,572,500
	17,900		—		$66.23	3/20/2024	[9]	3,300	[7]	$404,250	8,300	[8]	$1,016,750
	13,867		6,933	[12]	$56.27	2/19/2025	[9]	2,131	[10]	$261,048	5,326	[11]	$652,435
	5,367		10,733	[13]	$68.50	2/18/2026	[9]
	—		10,272	[14]	$107.48	2/13/2027	[9]
Song Min Lee	—		4,167	[12]	$56.27	2/19/2025	[9]	2,500	[5]	$306,250	12,600	[6]	$1,543,500
	—		6,467	[13]	$68.50	2/18/2026	[9]	2,000	[7]	$245,000	5,000	[8]	$612,500
	—		6,186	[14]	$107.48	2/13/2027	[9]	1,283	[10]	$157,168	12,245	[21]	$1,500,000
											3,207	[11]	$392,858
Fernando de Miguel	—		4,533	[12]	$56.27	2/19/2025	[9]	2,700	[5]	$330,750	13,800	[6]	$1,690,500
	—		7,000	[13]	$68.50	2/18/2026	[9]	2,200	[7]	$269,500	5,400	[8]	$661,500
	—		6,717	[14]	$107.48	2/13/2027	[9]	1,393	[10]	$170,643	12,245	[21]	$1,500,000
											3,483	[11]	$426,668
Matthew W. Hardt	—		—		—	—		—		—	—		—

[1]	All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the following Plans:
- 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (for awards granted in 2010);
- 2011 Plan (for awards granted in 2011, 2012, 2013, 2014, 2015, 2016, and on February 13, 2017); and,
- 2017 Plan (for awards granted on June 7, 2017).

[2]	Represents options, which have vested and were exercisable as of December 31, 2017.

[3]
The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2017. The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2017. The value of common stock as of December 31, 2017, was $122.50 per share, which was the December 29, 2017, closing price of Company stock listed on the NYSE.

[4]
Options listed were granted to Mr. Edwards on October 15, 2012, and expire on the earliest to occur of: (i) the seventh anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least five years of service, by the Company without cause, by the optionee for good reason, or in connection with a change of control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

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[5]
Represents time-vested RSUs granted on February 19, 2015, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following number of RSUs: for Mr. Edwards, 7,900; for Mr. Stephenson, 4,200; for Mr. Lee, 2,500; and for Mr. de Miguel, 2,700. These RSUs cliff vest on the third anniversary of the date of grant.

[6]
Target awards of Performance RSUs were granted in February 2015 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2015 to 2017. The Performance RSUs earned will be settled in 2018. Performance for 2015 to 2017 was at maximum; therefore, the maximum amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on February 19, 2015, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following number of Performance RSUs: for Mr. Edwards, 19,700; for Mr. Stephenson, 10,500; for Mr. Lee, 6,300; and for Mr. de Miguel, 6,900. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2017, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2015, and ending on December 31, 2017.

[7]
Represents time-vested RSUs granted on February 18, 2016, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following number of RSUs: for Mr. Edwards, 7,200; for Mr. Banas, 400; for Mr. Stephenson, 3,300; for Mr. Lee, 2,000; and for Mr. de Miguel, 2,200. These RSUs cliff vest on the third anniversary of the date of grant.

[8]
Target awards of Performance RSUs were granted in February 2016 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2016 to 2018. The Performance RSUs earned will be settled in 2019. Performance for 2016 to 2017 exceeded the threshold level; therefore, the target amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on February 18, 2016, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following number of Performance RSUs: for Mr. Edwards, 18,100; for Mr. Banas, 1,000; for Mr. Stephenson, 8,300; for Mr. Lee, 5,000; and for Mr. de Miguel, 5,400. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2018, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2016, and ending on December 31, 2018.

[9]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iii) above.

[10]
Represents time-vested RSUs granted on February 13, 2017, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following number of RSUs: for Mr. Edwards, 5,511; for Mr. Banas, 287; for Mr. Stephenson, 2,131; for Mr. Lee, 1,283; and for Mr. de Miguel, 1,393. These RSUs cliff vest on the third anniversary of the date of grant.

[11]
Target awards of Performance RSUs were granted in February 2017 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2017 to 2019. The Performance RSUs earned will be settled in 2020. Performance for 2017 exceeded the threshold level; therefore, the target amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on February 13, 2017, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following number of Performance RSUs: for Mr. Edwards, 13,777; for Mr. Banas, 718; for Mr. Stephenson, 5,326; for Mr. Lee, 3,207; and for Mr. de Miguel, 3,483. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2019, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2017, and ending on December 31, 2019.

[12]
Represents outstanding options granted February 19, 2015, which have not vested and were unexercisable as of December 31, 2017, with respect to the following number of granted options: for Mr. Edwards, 38,900; for Mr. Stephenson, 20,800; for Mr. Lee, 12,500; and for Mr. de Miguel, 13,600. These options vest ratably over three years.

[13]
Represents outstanding options granted February 18, 2016, which have not vested and were unexercisable as of December 31, 2017, with respect to the following number of granted options: for Mr. Edwards, 35,200; for Mr. Banas, 2,000; for Mr. Stephenson, 16,100; for Mr. Lee, 9,700; and for Mr. de Miguel, 10,500. These options vest ratably over three years.

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[14]
Represents outstanding options granted February 13, 2017, which have not vested and were unexercisable as of December 31, 2017, with respect to the following number of granted options: for Mr. Edwards, 26,573; for Mr. Banas, 1,384; for Mr. Stephenson, 10,272; for Mr. Lee, 6,186; and for Mr. de Miguel, 6,717. These options vest ratably over three years.

[15]
Represents time-vested RSUs granted on November 2, 2016, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to 750 RSUs for Mr. Banas. These RSUs cliff vest on the third anniversary of the date of grant.

[16]
Represents outstanding options granted June 7, 2017, which have not vested and were unexercisable as of December 31, 2017, with respect to 3,152 options for Mr. Banas. These options vest ratably over three years.

[17]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[18]
Target awards of Performance RSUs were granted in June 2017 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2017 to 2019. The Performance RSUs earned will be settled in 2020. Performance for 2017 exceeded the threshold level; therefore, the target amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on June 7, 2017, under the 2017 Plan that had not yet vested as of December 31, 2017, with respect to the following number of Performance RSUs: for Mr. Banas, 1,596. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2019, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2017, and ending on December 31, 2019.

[19]
Represents time-vested RSUs granted on June 7, 2017, under the 2017 Plan that had not yet vested as of December 31, 2017, with respect to the following number of RSUs: for Mr. Banas, 639. These RSUs cliff vest on the third anniversary of the date of grant.

[20]
Options and options in respect of warrants listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change of control; or (iii) 90 days following the date of the optionee’s termination by the Company for cause or by the optionee without good reason.

[21]
Represents a cash denominated award during the vesting period that will be settled in stock at the end of the vesting period if the relative total shareholder return performance metric is met and if the executive continues in employment with the Company until the end of the performance period ending on July 26, 2019. The performance awards granted on July 27, 2016, under the 2011 Plan that had not yet vested as of December 31, 2017, with respect to the following dollar amounts: for Mr. Lee, $1,500,000; and for Mr. de Miguel, $1,500,000. The December 29, 2017 closing stock price of $122.50 was used to determine the number of unearned shares as of December 31, 2017. The actual amount of Cooper Standard common stock paid out (if any) for this award will not be known until July 26, 2019.

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2017 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the exercise of stock options and vesting of stock for each NEO during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[4]
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	90,290	5,915,507	20,296	2,237,118
Jonathan P. Banas	–	–	–	–
Keith D. Stephenson	100,600	8,403,244	11,374	1,253,706
	7,569[5]	700,738	1,817[6]	212,782
Song Min Lee	10,999	537,971	6,820	751,582
Fernando de Miguel	24,267	1,381,618	7,434	819,262
Matthew W. Hardt	8,833	399,644	–	–

[1]	The number of shares reported includes the number of shares withheld by the Company for payment of the exercise price and tax liability incident to the exercise.

[2]	The amount represents the difference between the market price of the underlying shares at the time of exercise and the exercise price of the option established at the time of grant.

[3]	The number of shares reported includes the number of shares withheld by the Company for the payment of tax liabilities incurred upon the vesting of restricted stock units or restricted stock awards.
4    The amount represents the market price of the underlying shares on the date of vesting.

[5]
This is a portion of the 11,941 stock options in respect of warrants granted to Mr. Stephenson under the Company’s Management Incentive Plan on May 27, 2010, that vested following the exercise of the Company’s warrants held by third parties. The options in respect of warrants vest only in proportion and to the extent the warrants held by third parties have been exercised.

[6]
This is the portion of the 7,566 restricted stock in respect of warrants granted to Mr. Stephenson under the Company’s Management Incentive Plan on May 27, 2010, that vested during 2017 following the exercise of the Company’s warrants held by third parties. The restricted stock in respect of warrants vest only in proportion and to the extent the warrants held by third parties have been exercised.

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2017 PENSION BENEFITS
The following table sets forth the actuarial present value of each NEO’s accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) as described in the narrative following this table, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits. The table also shows the number of years of credited service under the CSA Retirement Plan computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 31, 2017.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	CSA Retirement Plan[2]	N/A	N/A	$0
Jonathan P. Banas	CSA Retirement Plan[2]	N/A	N/A	$0
Keith D. Stephenson	CSA Retirement Plan[3]	1.58	$26,425	$0
Song Min Lee	CSA Retirement Plan[2]	N/A	N/A	$0
Fernando de Miguel	CSA Retirement Plan[2]	N/A	N/A	$0
Matthew W. Hardt	CSA Retirement Plan[2]	N/A	N/A	$0

[1]
Present values determined using a December 31, 2017, measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on no pre-retirement mortality and commencement of benefits at age 65 as a lump sum. The assumed discount rate as of the measurement date is 3.55%.

[2]
Mr. Edwards, who was hired in 2012, Messrs. Lee and de Miguel, who were hired in 2013, and Mr. Banas and Mr. Hardt, who were hired in 2015, are not eligible to participate in the CSA Retirement Plan or the Supplementary Benefit Plan.

[3]	Mr. Stephenson is covered under the cash balance design for purposes of the qualified CSA Retirement Plan which was frozen January 31, 2009.
CSA Retirement Plan
The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including eligible NEOs. The applicable provisions of the CSA Retirement Plan for NEOs (cash balance provisions) state benefits in the form of a hypothetical account established for each participant. Prior to the freeze of the CSA Retirement Plan effective January 31, 2009, annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Subsequent to the freeze, participants continue to receive interest credits each year equal to their cash balance account value on the last day of each plan year, multiplied by an applicable interest rate for such year. The applicable interest rate is equal to the rate of interest on 30-year Treasury securities as of the third calendar month preceding the first day of the plan year.
The normal form of retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. Other optional forms were available as well.

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2017 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each NEO under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”).

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)[1] (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)[2] (f)
Jeffrey S. Edwards	—	245,773	146,542	—	1,216,450
Jonathan P. Banas		27,969	4,696		55,025
Keith D. Stephenson	—	232,885	345,649	—	2,539,045
Song Min Lee	—	97,358	77,503	—	530,273
Fernando de Miguel[3]	—	—	—	—	—
Matthew W. Hardt	—	55,312	16,654	—	157,183

[1]	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2017 plan year.

[2]
Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years (except Mr. Banas who was not a NEO in previous years):

Name	2017 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	245,773	795,786	1,041,559
Jonathan P. Banas	27,969	22,360	50,329
Keith D. Stephenson	232,885	1,400,919	1,633,804
Song Min Lee	97,358	347,024	444,382
Matthew W. Hardt	55,312	83,726	139,038

[3]	Mr. de Miguel is not covered under the SERP.
SERP
The benefits provided under the SERP fall into two categories:

•
For Messrs. Edwards, Banas, Lee, and Hardt (participants hired after January 1, 2011), the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.

•
For Mr. Stephenson, a participant as of January 1, 2011, the SERP provides a benefit equal to a multiple of two and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP provides the participant with an opening account balance under the SERP equal to the lump sum value of his account balance benefit, including his cash balance benefit which had previously accrued under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Retirement Plan as of December 31, 2010.

Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen

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for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.
The table below reflects the investment fund options available under the SERP as of December 31, 2017, and the annualized rates of return for the calendar year ended December 31, 2017.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard High Dividend Yield Index Fund Investor Shares	16.37%	T. Rowe Price Stable Value Common Fund A	1.53%
Fidelity® 500 Index Fund - Institutional Class	21.79%	JPMorgan Core Bond Fund Class R6	3.87%
American Funds EuroPacific Growth Fund® Class R-5	31.09%	Loomis Sayles Bond Fund Institutional Class	7.48%
T. Rowe Price Growth Stock Fund	33.63%	DFA U.S. Targeted Value Portfolio Institutional Class	9.59%
Prudential Jennison Small Company Fund Class Z	19.68%	Fidelity® Inflation-Protected Bond Index Fund - Institutional Class	3.08%
The table below also reflects the investment fund options available under the SERP as of December 31, 2017. The Company offered the below funds mid-year in 2017. The new funds have a 3-month rate of return from October 1, 2017 through December 31, 2017 reported as they are newly created funds. The prior fund rates of return from January 1, 2017 through September 31, 2017 are also listed in the table below.

Name of Fund	January - September Rate of Return (Prior Fund)	October - December Rate of Return (Current Fund)
T. Rowe Price Retirement 2005 Fund (Class F)	8.32%	2.13%
T. Rowe Price Retirement 2010 Fund (Class F)	9.11%	2.38%
T. Rowe Price Retirement 2015 Fund (Class F)	10.37%	2.73%
T. Rowe Price Retirement 2020 Fund (Class F)	12.25%	3.17%
T. Rowe Price Retirement 2025 Fund (Class F)	13.74%	3.58%
T. Rowe Price Retirement 2030 Fund (Class F)	15.05%	3.86%
T. Rowe Price Retirement 2035 Fund (Class F)	16.14%	4.16%
T. Rowe Price Retirement 2040 Fund (Class F)	16.98%	4.39%
T. Rowe Price Retirement 2045 Fund (Class F)	17.29%	4.48%
T. Rowe Price Retirement 2050 Fund (Class F)	17.20%	4.47%
T. Rowe Price Retirement 2055 Fund (Class F)	17.16%	4.48%
T. Rowe Price Retirement 2060 Fund (Class F)	*	4.45%
T. Rowe Price Retirement Balanced Fund (Class F)	8.02%	2.19%
*The Company did not use the Retirement 2060 fund from January through September.
CSA Savings Plan
The Company maintains the CSA Savings Plan, a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The account balances for NEOs under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.
German Pension Scheme
The Company contributes 15% of Mr. de Miguel’s annual base salary to his defined contribution pension scheme in Germany.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
‘Messrs. Stephenson and de Miguel entered into employment agreements with the Company which specifically provide for certain benefits upon termination of employment, including termination following a change of control. Messrs. Edwards, Banas, Lee, and Hardt each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment but which confirm that these NEOs are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits.

The table below shows estimates of the value of compensation that would be payable to each NEO upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change of control. Amounts presented in the table are calculated as if employment terminated effective December 31, 2017. Payments due to any one of the NEOs upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change of control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different. Mr. Hardt did not receive any payments in connection with his termination of employment.
Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment[1]	Pension Enhancement[2]	Health/Life[3]	Outplacement Services[4]	Accelerated Vesting of Equity Awards[5]	280G Treatment/Gross Up6	Totals
Jeffrey S. Edwards
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$4,464,000	$0	$21,302	$50,000	$11,368,139	($1,466,430)	$14,437,010
• Termination Without Cause with no Change of Control	$3,980,000	$0	$21,302	$50,000	$0	N/A	$4,051,302
• Termination for Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$11,368,139	N/A	$11,368,139
• Termination due to Disability	$0	$0	$0	$0	$11,368,139	N/A	$11,368,139

Jonathan P. Banas
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,095,000	$0	$20,359	$50,000	$798,767	$0	$1,964,126
• Termination Without Cause with no Change of Control	$735,450	$0	$20,359	$50,000	$0	N/A	$805,809
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$798,767	N/A	$798,767
• Termination due to Disability	$0	$0	$0	$0	$798,767	N/A	$798,767

Keith D. Stephenson
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$3,025,500	$609,966	$900,408	$50,000	$5,328,313	$0	$9,914,187
• Termination Without Cause or Resignation for Good Reason, with no Change of Control	$2,346,500	$609,966	$34,996	$0	$0	N/A	$2,991,462
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$5,328,313	N/A	$5,328,313
• Termination due to Disability	$0	$0	$0	$0	$5,328,313	N/A	$5,328,313

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Name	Severance Payment[1]	Pension Enhancement[2]	Health/Life[3]	Outplacement Services[4]	Accelerated Vesting of Equity Awards[5]	280G Treatment/Gross Up6	Totals
Song Min Lee
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,994,532	$0	$44,541	$50,000	$4,703,637	($1,351,858)	$5,440,852
• Termination Without Cause with no Change of Control	$1,375,350	$0	$44,541	$50,000	$0	N/A	$1,469,891
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$3,203,637	N/A	$3,203,637
• Termination due to Disability	$0	$0	$0	$0	$3,203,637	N/A	$3,203,637

Fernando de Miguel
• Change of Control Without Termination	$0	$0	$0	$0	$0	$0	$0
• Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,473,220	$135,524	$12,644	$0	$4,983,420	$0	$6,604,808
• Termination Without Cause with no Change of Control	$1,473,220	$135,524	$12,644	$0	$0	N/A	$1,621,388
• Termination For Cause or Resignation Without Good Reason	$0	$0	$0	$0	$0	N/A	$0
• Termination due to Death	$0	$0	$0	$0	$3,483,420	N/A	$3,483,420
• Termination due to Disability	$0	$0	$0	$0	$3,483,420	N/A	$3,483,420

[1]
Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives, with the exception of Mr. de Miguel, the prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to two (2) for Mr. Stephenson. If the termination occurs following a change of control, Mr. Stephenson’s cash severance is increased by one additional year’s base salary.

Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards’, Mr. Banas’, and Mr. Lee’s cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for Mr. Banas and Mr. Lee the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination. For termination without cause after a change of control, Mr. Edwards’, Mr. Banas’, and Mr. Lee’s cash severance is two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination. For disclosure purposes, we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any.
Mr. de Miguel is entitled, under the terms of his Service Contract, to an 18-month notice upon termination without cause or by resignation by an employee for good reason with or without change of control. During the notice period, Mr. de Miguel may, at the Company’s option, continue to perform his duties or be released from his duties, subject to continued payment of his remuneration, which consists of his (i) base salary; and (ii) an annual incentive award, provided that the performance targets and other conditions have been fulfilled. The severance payment amount disclosed in the table above was calculated based on the assumption that Mr. de Miguel would receive during the 18-month notice period the sum of (i) annual base rate of salary at date of termination plus (ii) an annual incentive award for the year prior to termination prorated for 18 months. For Mr. de Miguel, the values reported above were converted to USD from Euros using a conversion factor of 1.1998614888 as of December 31, 2017.
Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment.”

[2]
Mr. Stephenson is entitled to receive a lump sum amount equal to the contribution he would have received under the Enhanced Investment Savings Plan and Supplemental Executive Retirement Plan (SERP) non-matching and non-elective deferrals had he continued working for 24 months and is determined based on pay credited at the highest pensionable compensation during any calendar year for the five years immediately preceding the year in which the date of termination occurs under change in control and pay credited in the year prior to termination without change in control. This includes the case of termination either by Cooper-Standard without cause or by the employee for good reason with or without a change in control. Messrs. Edwards, Banas, and Lee are not entitled to any additional benefit from the Enhanced

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Investment Savings Plan. Upon termination without cause or by the employee for good reason with or without a change in control, Mr. de Miguel is entitled to the contributions he would have received per his Service Contract had he continued to work for 18 months. The values for Mr. de Miguel have been converted using a conversion factor of 1.1998614888 USD per unit euro as of December 31, 2017.

[3]
Life insurance (for Mr. Stephenson only) and health benefits (for all NEOs) are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under ‘‘Terms Applicable to Payments Upon Termination of Employment.’’ For Mr. de Miguel, upon termination without cause or by the employee for good reason with or without change in control, he is entitled to continue to receive his health allowance for 18 months. The values for Mr. de Miguel have been converted using a conversion factor of 1.1998614888 USD per unit euro as of December 31, 2017.

[4]
Upon termination without cause (or resignation for good reason) after a change of control, all NEOs, with the exception of Mr. de Miguel, are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards, Mr. Banas, and Mr. Lee are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control.

[5]
Represents the effect of accelerated vesting related to time-based RSUs, stock options, and performance-based RSUs. For Mr. Lee and Mr. de Miguel, accelerated vesting of equity awards under termination without cause after a change in control also reflects the value of the 2016 performance retention awards.

In the event of a change in control without termination: For the stock options, time-based RSUs, and performance-based RSUs granted in February 2015, February 2016, November 2016, February 2017, and June 2017, pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change in control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change in control and, therefore, have not reflected 100% immediate vesting on either the February 2015, February 2016, November 2016, February 2017, or June 2017 awards.
In the event of a change in control with termination within 2 years of the change in control: For all other unvested time-based restricted stock and stock options granted in February 2015, February 2016, November 2016, February 2017, and June 2017, 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in February 2015, February 2016, February 2017, and June 2017 will become fully vested.
In the event of a termination upon death or disability prior to a change in control: For time-based RSUs and stock options granted in February 2015, February 2016, November 2016, February 2017, and June 2017, 100% of the unvested awards become fully vested and exercisable. For performance-based RSUs granted in February 2015, February 2016, February 2017, and June 2017 100% of the target level of the unvested award become fully vested and exercisable.

[6]
Upon a change of control of the Company each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Messrs. Edwards, Banas, and Lee will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full, or (ii) total payments cutback to such amount so that no portion of such total payments would be subject to the excise tax. As of December 31, 2017, both Messrs. Edwards and Lee would receive the best after-tax benefit if their benefits were cutback to safe harbor. Mr. Banas would receive the best after-tax benefit if their benefits were not cutback to safe harbor. Pursuant to Mr. Stephenson’s employment agreement, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

Terms Applicable to Payments upon Termination of Employment
As indicated above, Mr. Stephenson has an employment agreement with the Company which specifically provide for certain benefits upon termination of his employment under various circumstances as described below. The terms applicable to

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payments upon termination of employment with respect to Messrs. Edwards, Banas, and Lee are governed by the Executive Severance Pay Plan. The terms applicable to Mr. de Miguel upon termination are governed by his Service Contract.
Named Executive Officers with Employment Agreements
The Company’s employment agreement with Mr. Stephenson (an “NEO under Contract”) had an initial term ending December 31, 2009. The agreement provides for successive one-year extension periods thereafter unless the Company or the NEO under Contract provides a notice of termination at least 60 days prior to the end of any term. Mr. Stephenson is the only remaining NEO under Contract.
Termination of Employment Prior to a Change of Control
If the NEO under Contract terminates employment for “Good Reason” or the Company terminates his employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the NEO under Contract: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the sum of the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.
Termination for “Cause” under the employment agreements means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.
Termination of employment by the NEO under Contract for “Good Reason” means termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the agreement; in each case if the Company fails to cure such event within ten calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.
If the employment of the NEO under Contract terminates due to disability or death, then he is entitled to a pro rata payment of the target amounts payable under any annual and long-term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.
If the Company elects not to extend the employment agreement of the NEO under Contract for any year after expiration of the initial term, then the NEO will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.
In exchange for the benefits provided under the agreements, the NEO under Contract agreed not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period following termination of employment, and not to disclose confidential and proprietary Company information. The NEO under Contract is also required to execute a release of all claims against the Company as a condition to receiving his severance payment and benefits, if applicable.
Termination of Employment Following a Change of Control
If the NEO under Contract is terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executive is entitled to the severance pay and benefits provided under the Company’s change of control Severance Pay Plan (the “Old CoC Plan”), which is an addendum to and part of the employment agreement. The Old CoC Plan covers only executives specifically designated therein, including each NEO under Contract, each of whom entered into employment agreements with the Company in or before 2009. The Company does not intend to apply the Old CoC Plan to any other executives in the future. Under the Old CoC Plan, if an NEO under Contract is terminated by the Company (or its successor in the change of control transaction) within two years following a “Change of Control” without “Cause” (each defined in the plan and described below), or terminates his employment for certain reasons, then the Company (or its successor)

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will pay or provide to the NEO under Contract: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to two times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was equal to the highest amount of eligible compensation paid to the executive in any of the five calendar years immediately preceding the year in which such termination of employment occurs; (v) two years of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the NEO under Contract and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents at the same cost as was being charged to the NEO under Contract immediately prior to the change of control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the executive’s annual base pay or $50,000. If the Company is unable to provide what are otherwise intended to be non-taxable benefits to the NEO and his covered family members on a tax-free basis during the first 24 months of life and medical benefit continuation, then the Company will make an additional payment to the NEO under Contract to reimburse him for the taxes due on such benefits.
A “Change of Control” under the Old CoC Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the NEO under Contract’s entitlements under the Old CoC Plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.
Termination for “Cause” under the Old CoC Plan means termination for any of the following reasons: (i) any act or omission of the executive constituting a material breach of any of his significant obligations or agreements with the Company or continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and is not corrected within thirty (30) days of notice to him thereof by the Company’s Board; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by the executive of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company which is not corrected after notification by the Board of any such act or omission. The circumstances that constitute reasons under the Old CoC Plan for which the NEO under Contract may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs; (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof; (iv) any material breach of its obligations under the plan by the Company or any successor; or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case, other than under the above clause (v), unless remedied by the Company within ten calendar days following notice from the executive of such circumstances.
The Old CoC Plan also provides that if any payment or the amount of benefits due would be considered an excess parachute payment that subjects the NEO under Contract to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the NEO under Contract to reimburse him for such taxes (and any taxes due on the gross-up payment).
In exchange for the benefits provided under the Old CoC Plan, the NEO under Contract must (i) agree to not compete with the Company or solicit or interfere with any Company employee or customer for a two-year period after termination of employment; (ii) agree to not disclose confidential and proprietary Company information; and (iii) execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.
Named Executive Officers Covered by the Executive Severance Pay Plan (“Severance Plan”)
The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the NEOs (currently Messrs. Edwards, Banas, and Lee, the “Covered NEOs”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide the following:

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•
In the case of Mr. Edwards, the sum of his current base salary and the previous year’s target annual bonus multiplied by two; in the case of Messrs. Banas and Lee, the sum of his current base salary and the previous year’s target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.
If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered NEO the following:

•	The sum of the Covered NEO’s current base salary and the previous year’s target annual bonus, multiplied by two;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.
Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).
Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.
In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.
A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company; or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered NEO’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.
The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.
If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

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Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO

Cooper Standard has approximately 32,000 employees in 124 locations across 20 countries. With our global footprint, a significant percentage (approximately 85%) of our employee population is located outside of the United States. In line with the customary nature of manufacturing organizations, a large segment of our employees are operations-based and paid on an hourly basis (approximately 71%). In order to attract and retain employees globally, we pay what we believe to be market competitive rates in each market where we operate. Our pay ratio below is a reasonable estimate that has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

To determine the Pay Ratio required by Item 402(u) of Regulation S-K, the Company first identified the median employee using our global employee population as of December 31, 2017, which included all global full-time, part-time, temporary, and seasonal employees that were employed on that date. In determining our median employee, we used the consistently applied compensation measure of "gross compensation, excluding equity compensation", which included salary, overtime, shift differential, allowances, bonus payments, and other monetary payments provided by the employer during the period from January 1 through December 31, 2017. We annualized the gross compensation for newly-hired permanent employees who were not employed for the entire year.

Our median employee represents the composition of our workforce, as the individual was located outside of the United States, in the People’s Republic of China, and was in an hourly and production-based position. Our median employee's 2017 compensation1 was $18,632. Comparing this to the Chief Executive Officer's 2017 compensation ($4,854,379), we estimate that the CEO Pay Ratio2 was 260:1.

Supplemental Ratio: The following is provided in addition to (and not as a substitute for) the required pay ratio disclosed above. If we accounted for the cost of living differences, the ratio of the annual total compensation of our CEO compared to that of the median employee identified above would be reduced by nearly 52%. Specifically, the median employee's 2017 total compensation1 with the cost of living adjustment 3 would have been $35,688. Comparing this to the Chief Executive Officer's 2017 compensation ($4,854,379), the CEO Pay Ratio would have been 136:1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

[1]	The median employee's annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K.

[2]
Once the median employee was identified, we then calculated the total compensation of Mr. Jeffrey Edwards, our CEO, as detailed in the Summary Compensation Table for 2017, and compared it to the median employee’s total compensation for 2017 to arrive at the Pay Ratio.

[3]	Utilized the World Bank, Price level ratio of PPP Conversion Factor (GDP) to Market Exchange Rate for 2016.

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Proposal 3: Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2018
Proposal 3 is the ratification of the Audit Committee’s selection and reappointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2018 fiscal year.
Each year, the Audit Committee reviews the performance, independence, and qualifications of the Company’s independent registered public accounting firm. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2004, and the Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2018. In considering whether to reappoint Ernst & Young LLP in 2018, the Audit Committee considered, among other things:

•	all relationships between Ernst & Young LLP and the Company to determine Ernst & Young LLP’s continuing independence;

•	Ernst & Young LLP’s knowledge of and expertise in the automotive industry and the Company’s business;

•	Ernst & Young LLP’s global capacity and ability to serve the Company’s worldwide operations;

•	the qualifications and performance of the audit firm’s partners and managers who are responsible for the audit;

•	the quality control procedures the audit firm has established;

•	the reasonableness of the fees paid to the audit firm for audit and permitted non-audit services, as more fully described below; and

•	the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved.

Ratification of the Audit Committee’s reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification and will therefore have no effect on such vote. If the stockholders fail to ratify the reappointment on an advisory basis, the Audit Committee will reconsider this selection and take such actions as it deems necessary as a result of such advisory vote. The Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.
The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.
Fees and Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
During 2016 and 2017, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

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	2017	2016
Audit fees[1]	$3,945	$3,605
Audit-related fees[2]	$944	$611
Tax fees[3]	$859	$1,044
All other fees[4]	$—	$—
Total	$5,748	$5,260

1
Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits, and other services that are normally provided by the independent accountants in connection with our regulatory filings.

2	Audit-related fees include services related to the audits of our employee benefit plans and due diligence in connection with acquisitions and divestitures.

3	Tax fees include services related to tax compliance, tax advice, and tax planning.

4	All other fees are related to other advisory services.
The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and the amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.
Report of the Audit Committee
The Audit Committee is responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. As part of its oversight of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, and the technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner.
The Company’s management is primarily responsible for its internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. GAAP and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management the Company’s 2017 audited financial statements.

2.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to the applicable standards adopted by the Public Company Accounting Oversight Board (“PCAOB”), including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.

3.
The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Audit Committee
Stephen A. Van Oss, Chair
Sean O. Mahoney
Thomas W. Sidlik

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Submitting Stockholder Proposals and Nominations for the 2019 Annual Meeting
Proposals received from stockholders will be carefully considered by the Company. Any proposal should be directed to the Company’s secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2019 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 7, 2018, 120 days before the first anniversary of the mailing date of the 2018 proxy statement.
In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not later than February 16, 2019, and not earlier than January 17, 2019; provided, however, if we hold the 2019 Annual Meeting more than 30 days before or more than 60 days after the anniversary of the 2018 Annual Meeting, notice by stockholders to be timely must be received no earlier than the 120th day prior to the 2019 Annual Meeting date and no later than the close of business on (i) the 90th day prior to the 2019 Annual Meeting date or (ii) the 10th day after the day on which disclosure of the date of the 2019 Annual Meeting is made, whichever is later.
Additional Information
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

Discretionary Voting of Proxies on Other Matters
As of the date of this proxy statement, there are no other matters that the Company’s management intends to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters are brought before the Annual Meeting in a proper manner, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

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COOPER-STANDARD HOLDINGS INC. ATTN: ALEKSANDRA A. MIZIOLEK 39550 ORCHARD HILL PLACE NOVI, MI 48375
VOTE BY INTERNET
Before The Meeting  - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions, your questions to management and your request for electronic delivery of proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting  - Go to www.virtualshareholdermeeting.com/CPS2018
You will be able to attend and vote at the Annual Meeting via the Internet by visiting the website referenced right above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the listed nominees.

1.	Election of Directors	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1. Jeffrey S. Edwards	☐	☐	☐	2. David J. Mastrocola	☐	☐	☐	3. Justin E. Mirro	☐	☐	☐
	4. Robert J. Remenar	☐	☐	☐	5. Sonya F. Sepahban	☐	☐	☐	6. Thomas W. Sidlik	☐	☐	☐
	7. Stephen A. Van Oss	☐	☐	☐	8. Molly P. Zhang	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.
						For	Against	Abstain
2.	Advisory Vote on Named Executive Officer Compensation.					☐	☐	☐

3.	Ratification of Appointment of Independent Registered Public Accounting Firm.					☐	☐	☐

NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)			Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

COOPER-STANDARD HOLDINGS INC.
Annual Meeting of Stockholders
May 17, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey S. Edwards and Aleksandra A. Miziolek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 17, 2018, at www.virtualshareholdermeeting.com/CPS2018, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000288836_2      R1.0.1.25